UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TILE SHOP HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TILE SHOP HOLDINGS, INC.

14000 Carlson Parkway

Plymouth, Minnesota 55441

Telephone: (763) 852-2950

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2022

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Tile Shop Holdings, Inc. (the “Company”) on Tuesday, June 14, 2022, at 10:00 a.m. (Central Time). The Annual Meeting will be held virtually. Shareholders may participate by logging in at www.virtualshareholdermeeting.com/TTSH2022.

The agenda for the Annual Meeting includes:

1.	The election of Peter J. Jacullo III and Cabell H. Lolmaugh to serve as Class I directors to hold office until the 2025 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

3.	The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

4.	Any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is April 25, 2022. Only shareholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sincerely,

/s/ Cabell H. Lolmaugh
Cabell H. Lolmaugh
Chief Executive Officer, President and Director
Plymouth, Minnesota

April 26, 2022

You are cordially invited to attend the Annual Meeting virtually. For more information about the virtual meeting format, please see instructions in the attached proxy statement. Whether or not you expect to attend the Annual Meeting, please vote your shares. You may vote over the telephone or the Internet as instructed in the proxy statement accompanying this Notice. If you received a proxy card and voting instructions by mail, you may submit your proxy card by completing, signing, dating and mailing your proxy card in the envelope provided. Any shareholder attending the virtual Annual Meeting may vote online during the Annual Meeting, even if you already returned a proxy card or voted by proxy over the telephone or the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 14, 2022:

The Proxy Statement and Fiscal 2021 Annual Report to Shareholders are available at www.proxyvote.com

i

TILE SHOP HOLDINGS, INC.

14000 Carlson Parkway

Plymouth, Minnesota 55441

Telephone: (763) 852-2950

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board” or “Board of Directors”) of Tile Shop Holdings, Inc. (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually on Tuesday, June 14, 2022, at 10:00 a.m. (Central Time), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting online, at www.virtualshareholdermeeting.com/TTSH2022, to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the telephone or the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and shareholders of record access to our proxy materials over the Internet. Beneficial owners are shareholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 29, 2022 to our beneficial owners and shareholders of record who owned our common stock at the close of business on April 25, 2022. Beneficial owners and shareholders of record will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and shareholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and shareholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A shareholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the shareholder terminates such election.

Why did I receive a full set of proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials instead of a Notice to beneficial owners or shareholders of record who have previously requested to receive paper copies of our proxy materials. If you are a beneficial owner or shareholder of record who received a paper copy of the proxy materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

You can choose to receive our future proxy materials electronically by visiting www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting www.proxyvote.com, sending an email to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available electronic versions of the proxy materials to shareholders even if the shareholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the Annual Meeting with respect to our beneficial owners and shareholders of record.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on April 25, 2022 will be entitled to vote at the Annual Meeting. On the record date, there were 52,105,560 shares of our common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, on April 25, 2022, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote online during the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided, if you received paper copies of the proxy materials, or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 25, 2022, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting and may vote online during the Annual Meeting by entering the 16-digit control number included on your Notice, proxy card or the voting instructions that accompanied your proxy materials.

What am I voting on?

There are three matters scheduled for a vote:

1.	Election of Peter J. Jacullo III and Cabell H. Lolmaugh to serve as Class I directors to hold office until the 2025 Annual Meeting of Shareholders.

2.	Ratification of the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

3.	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3 (the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and the advisory vote on named executive officer compensation), you may vote “For” or “Against,” or abstain from voting, on each proposal.

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote online during the Annual Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet, including by scanning the QR code provided on the Notice or proxy card with your mobile device.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online during the meeting even if you have already voted by proxy.

•	To attend the Annual Meeting and vote online during the Annual Meeting, you must enter the 16-digit control number found on your proxy card or Notice, as applicable, at the time you log into the meeting at www.virtualshareholdermeeting.com/TTSH2022.

•	If you received paper copies of the proxy materials, to vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 16-digit control number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on June 13, 2022, to be counted.

•	To vote over the Internet, go to www.proxyvote.com or scan the QR code provided on the Notice or proxy card with your mobile device to complete an electronic proxy card. Please have available the 16-digit control number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on June 13, 2022, to be counted.

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you may have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote online during the Annual Meeting, you will need the 16-digit control number found on your Notice, proxy card or voting instruction form, as applicable, at the time you log into the meeting at www.virtualshareholdermeeting.com/TTSH2022.

Please follow the instructions at www.virtualshareholdermeeting.com/TTSH2022 to vote your shares during the Annual Meeting, whether you are a beneficial owner or shareholder of record. You will need the 16-digit control number provided on your proxy card, voting instruction form or Notice. We encourage you to access the Annual Meeting before the start time of 10:00 a.m., Central Time, on June 14, 2022. Please allow ample time for online check-in, which will begin at 9:45 a.m. Central Daylight Time on June 14, 2022.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 25, 2022. There is no cumulative voting for election of directors.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all the nominees for director, “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and “For” the advisory vote on named executive officer compensation.

If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have not yet retained, but may retain, a proxy solicitor in conjunction with the Annual Meeting, and its employees may assist us in the solicitation. We will pay all costs of soliciting proxies, including a fee and reasonable out-of-pocket expenses for the proxy solicitor, if any.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you receive more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting submission instructions you receive for each account to ensure that all your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our fiscal 2021 Annual Report to Shareholders are available at www.proxyvote.com.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit a new vote by telephone or Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441.

•	You may attend the Annual Meeting and vote online; however, simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What are “broker non-votes”?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”). The effect of a broker non-vote on each proposal is discussed below. Broker non-votes are counted as present for the purpose of determining a quorum at the Annual Meeting.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of Class I directors, the two nominees receiving the most “For” votes (cast by the holders of shares entitled to vote on the election of directors) will be elected. Only “For” votes will affect the approval of this proposal. This proposal is considered a “non-routine” matter; however, broker non-votes will have no effect on the outcome of this Proposal 1.

•	To be approved, Proposal 2, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, must receive a “For” vote from a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the Annual Meeting and voting on this proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered a “routine” matter; as such, if you do not provide voting instructions to your broker, your broker generally will have discretion to vote your shares on Proposal 2. Any broker non-votes will have no effect on the outcome of this Proposal 2.

•	To be approved, Proposal 3, advisory approval of named executive officer compensation, must receive a “For” vote from a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the Annual Meeting and voting on this proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered a “non-routine” matter; however, broker non-votes will have no effect on the outcome of this Proposal 3. This proposal is an advisory vote, which means that the vote is not binding on us, the Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting.

Are officers or directors required to vote a certain way on the Annual Meeting proposals?

Under the terms of the Stipulation of Settlement, dated as of August 7, 2020 (the “Stipulation”), memorializing the terms of the settlement of the litigation brought against the Company and certain current and former directors of the Company by K-Bar Holdings LLC and Wynnefield Capital, Inc. (the “Plaintiffs”) in the Delaware Court of Chancery (the “Action”), directors Peter J. Jacullo III and Peter H. Kamin, are required, in any shareholder vote, to vote the shares of common stock purchased by them or their affiliated entities between October 23, 2019 and November 8, 2019 (“Kamin and Jacullo Post-Announcement Shares”) in the same proportion as the vote of shares held by the Outside Shareholders (defined below) for a period of three years from the date of purchase of the respective Kamin and Jacullo Post-Announcement Shares. Any shares sold by Messrs. Jacullo or Kamin in open market transactions with unaffiliated persons will be deemed, respectively, Kamin and Jacullo Post-Announcement Shares, until all such shares have been disposed of.

“Outside Shareholders” means the Company’s public shareholders excluding Cabell Lolmaugh, Robert A. Rucker, Peter J. Jacullo III, Peter H. Kamin, Todd Krasnow and Philip B. Livingston (certain of our current and former directors who were individual defendants in the Action) (collectively, the “Excluded Individuals”) and the Company, any director or officer of the Company and their immediate family members, affiliates, or entities they control and the employees thereof.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are virtually present at the Annual Meeting or represented by proxy. On the record date, there were 52,105,560 shares outstanding and entitled to vote. Thus, the holders of 26,052,781 shares must be virtually present or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the Annual Meeting. Proxies marked “Abstain” as well as broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares virtually present at the Annual Meeting or represented by proxy, or, if no shareholder is present, the chairman of the Annual Meeting, may adjourn the Annual Meeting to another date.

How can I attend the Annual Meeting?

We are holding the Annual Meeting in a virtual-only meeting format as a best practice considering the continuing COVID-19 pandemic, as well as to facilitate shareholder attendance and participation by enabling shareholders to participate fully, and equally, from any location, at no cost. You will not be able to attend the Annual Meeting at a physical location.

If you are a registered shareholder or beneficial owner of common stock holding shares at the close of business on the record date (April 25, 2022), you may attend the Annual Meeting online and submit your questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/TTSH2022 and logging in by entering the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable. If you lost your 16-digit control number or are not a shareholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/TTSH2022 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the Annual Meeting. You may access and log in to www.virtualshareholdermeeting.com/TTSH2022 beginning at 9:45 a.m. Central Daylight Time on June 14, 2022. The Annual Meeting will begin promptly at 10:00 a.m. Central Daylight Time on June 14, 2022.

If you have any questions about the Annual Meeting, please contact Tile Shop’s Investor Relations Department by email at investorrelations@TileShop.com or by telephone at 763-852-2978.

What if I need technical assistance accessing or participating in the Annual Meeting?

If you experience any technical difficulties accessing the Annual Meeting during the check-in or meeting time, a toll-free number will be available on our virtual shareholder meeting site for assistance.

In the event of technical difficulties with the Annual Meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/TTSH2022. If necessary, the announcement will provide updated information regarding the date, time, and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted on our Investor Relations website at investors.tileshop.com.

How do I submit a question at the Annual Meeting?

If you wish to submit a question, you may do so in two ways:

•	Before the meeting: Once you receive your proxy materials, you may log into www.proxyvote.com and enter your 16-digit control number included on your Notice, proxy card or voting instruction form and follow the prompts to submit a question. You may submit questions through this pre-meeting forum until the start of the meeting.

•	During the meeting: Log into the virtual meeting platform at www.virtualshareholdermeeting.com/TTSH2022 to attend the meeting, during which you may type your question into the “Ask a Question” field and click “Submit.” You will need the 16-digit control number included on your Notice, proxy card or voting instruction form.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. If a shareholder has a question about any matter other than those being acted upon at the Annual Meeting, such question will be addressed following adjournment of the formal business of the Annual Meeting. Questions may be ruled as out of order if they are, among other things, derogatory, uncivil, or otherwise inappropriate, irrelevant to our business or to the business of the Annual Meeting, related to personal grievances or our material non-public information, or substantially duplicative of statements already made. In addition, questions may be grouped by topic by our management with a representative question read aloud and answered. Shareholders will be limited to two questions each. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered on the Investor Relations section of our website after the Annual Meeting. The questions and answers will be available as soon as practicable after the meeting and will remain available until one week after posting.

How will the Annual Meeting be conducted?

The Annual Meeting will be conducted in a virtual-only meeting format. An Annual Meeting program containing rules of conduct for the Annual Meeting will be provided to attendees at www.virtualshareholdermeeting.com/TTSH2022. Only shareholders who logged in to the Annual Meeting by entering the 16-digit control number found on their proxy card, voting instruction form, or Notice, as applicable, may vote and ask questions at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the Annual Meeting.

When are shareholder proposals due for the 2023 Annual Meeting?

Any appropriate proposal submitted by a shareholder and intended to be included in our proxy statement and related proxy and presented at the 2023 Annual Meeting must be submitted in writing to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441, and received no later than December 30, 2022. A shareholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Although the Board will consider shareholder proposals, we reserve the right to omit from our proxy statement, or to recommend shareholders vote against, shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Additionally, pursuant to the advance notice provisions of our Bylaws, as authorized by applicable state law, for shareholders to present director nominations or other business at the 2023 Annual Meeting, a shareholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than February 14, 2023 and no later than the close of business on March 16, 2023 and must be in a form that complies with the requirements set forth in our Bylaws. You are advised to review our Bylaws for these requirements.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2023. Such notice may be mailed to our Secretary at the address above or emailed to investorrelations@tileshop.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected, subject to the director’s earlier death, resignation or removal. The Stipulation provides that the Board shall be no larger than six total members over the next two years.

Our Board is currently composed of six members: Peter H. Kamin, Mark J. Bonney, Deborah K. Glasser, Peter J. Jacullo III, Cabell H. Lolmaugh and Linda Solheid. The term of office of the Class I directors expires at the Annual Meeting. The Nominating and Corporate Governance Committee recommended to the Board, and the Board has set, the number of Class I directors at two and has nominated Peter J. Jacullo III and Cabell H. Lolmaugh for election as Class I directors at the Annual Meeting. If elected at the Annual Meeting, each of these nominees will serve until the 2025 Annual Meeting and until his successor is elected, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes cast by shareholders entitled to vote on the election of directors. The two nominees receiving the most “For” votes (from the holders of shares virtually present or represented by proxy at the Annual Meeting and voting on the election of directors) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the two nominees named above. If, prior to the Annual Meeting, it should become known that any of the nominees will be unwilling or unable to serve as a director after the Annual Meeting by reason of resignation, death, incapacity or other unexpected occurrence, the proxies will be voted “For” such substitute nominee as is determined by the Board or, alternatively, not voted for any nominee. The Board has no reason to believe that any nominee will withdraw or be unable to serve.

The following is a brief biography of the nominees for Class I director and each person whose term of office as a Class II and Class III director will continue after the Annual Meeting. Ages in the table are as of April 25, 2022.

Name	Age	Position
Class I Director Nominees (Term Expiring at Annual Meeting):
Peter J. Jacullo III	67	Director
Cabell H. Lolmaugh	43	Director, Chief Executive Officer and President
Class II Directors (Term Expires at 2023 Annual Meeting):
Peter H. Kamin	60	Director, Chairman of the Board
Mark J. Bonney	68	Director
Class III Directors (Term Expires at 2024 Annual Meeting):
Deborah K. Glasser	54	Director
Linda Solheid	62	Director

Directors and Nominees

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting

Peter J. Jacullo III has served as a member of our Board since August 2012. Previously, Mr. Jacullo served as a member of The Tile Shop, LLC’s board of managers from December 2007 to August 2012. Since July 1987, Mr. Jacullo has been a self-employed investor and consultant, and he currently serves on the board of directors of various privately held companies. Previously, Mr. Jacullo was a Vice President and Director of the Boston Consulting Group from May 1984 to July 1987, where he was also employed in various other capacities from May 1978 to May 1984. Mr. Jacullo holds a B.A. in Economics from Johns Hopkins University and an M.B.A. from the University of Chicago. We believe that Mr. Jacullo is qualified to serve on our Board as a result of the continuity that he provides on our Board and his experience as a professional investor.

Cabell H. Lolmaugh has been our Chief Executive Officer and President and a member of our Board since January 1, 2019. From February 2018 through December 2018, Mr. Lolmaugh was our Senior Vice President and Chief Operating Officer. Mr. Lolmaugh previously served as our Vice President, Retail Stores from October 2017 until February 2018, as our Director-Talent Development, leading our store training programs and strategy, from January 2016 until October 2017, and as our Director of Pro Services, leading our professional customer strategy, from July 2014 through January 2016. Mr. Lolmaugh served in numerous key roles at a store level from January 2002 through July 2014. Prior to joining us, Mr. Lolmaugh served in the United States Marine Corps. We believe that Mr. Lolmaugh is qualified to serve on our Board because of his role as our Chief Executive Officer and the connection he provides to the day-to-day operational management.

Class II Directors Continuing In Office Until the 2023 Annual Meeting

Peter H. Kamin has served as a member of our Board since August 2012. Previously, Mr. Kamin served as a member of The Tile Shop, LLC’s board of managers from January 2012 to August 2012. Mr. Kamin is the founder of 3K Limited Partnership, a family limited partnership, and has served as its Managing Partner since January 2012. For the 11 years preceding the formation of 3K Limited Partnership, Mr. Kamin was a founding member and Managing Partner of ValueAct Capital, which grew into a leading investment management organization during Mr. Kamin’s tenure. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P., a limited partnership organized to make investments in a select number of domestic public and private companies. Since June 2019, Mr. Kamin has served as a director of IAA, Inc., a publicly traded multi-channel vehicle marketplace and former subsidiary of KAR Auction Services, Inc., where he also serves as a member of the audit committee and chair of the nominating and corporate governance committee. Mr. Kamin is also a director of several privately held companies. From May 2012 to October 2019, Mr. Kamin served as a director of MAM Software Group, Inc., then a publicly traded provider of business automation and ecommerce solutions for the automotive aftermarket. Mr. Kamin holds a B.A. in Economics from Tufts University and an M.B.A. from the Harvard University Graduate School of Business. Mr. Kamin is a trustee of Tufts University. We believe that Mr. Kamin is qualified to serve on our Board due to his significant experience as a director of publicly traded companies and his substantial experience as an investor.

Mark J. Bonney has served as a member of our Board since July 2020. Mr. Bonney currently serves as President and CEO of On Board Advisors, LLC, a financial and strategic advisory firm. Mr. Bonney previously served on the board of directors of Zix Corporation, a then-publicly traded provider of cloud email security solutions, from January 2013 until its merger in December 2021. Mr. Bonney also previously served as a director of SeaChange International, Inc., a publicly traded provider of end-to-end video delivery and management software solutions for cable wireless, OTT and other content providing enterprises, from August 2017 through December 2019, including as Executive Chair and principal executive officer from April 2019 through October 2019, and Independent Chairman from October 2019 through December 2019. From May 2018 until its merger in April 2019, he served as President and Chief Executive Officer and a director of RhythmOne plc, a publicly traded provider of multi-screen digital advertising solutions, where he also served as the Interim Chief Financial Officer from February 2019 to April 2019. Prior to that, Mr. Bonney served as President and Chief Executive Officer of MRV Communications, Inc., a publicly traded supplier of network equipment to the telecommunications industry, from December 2014 until its sale in August 2017 and as a director of MRV Communications, Inc. from April 2013 to August 2017. Mr. Bonney previously served as a director of Sigma Designs, Inc., a provider of system-on-a-chip semiconductor solutions for smart homes, from August 2012 through August 2015; Executive Vice President and Chief Financial Officer of Direct Brands, Inc., a direct to consumer media company, from 2010 to 2012; vice president and general manager of the Authentication Solutions Group of JDS Uniphase Corporation (“JDSU”), an optical technologies and telecommunications firm, from 2008 to 2010; and as a director from 2003 until 2005, and Executive Vice President and Chief Financial Officer from 2005 to 2008, of American Bank Note Holographics, Inc., an optical security device company, which was acquired by JDSU. Mr. Bonney has also previously held executive roles with technology companies, including President, Chief Operating Officer and a director of Axsys Technologies, Inc., a manufacturer of components and subsystems for aerospace, defense, data storage, medical and other high technology applications, from 1999 to 2002, and Chief Financial Officer of Zygo Corporation, a manufacturer of components for semiconductor, data storage and industrial markets, from 1993 to 1999. Mr. Bonney holds a B.S. in Business from Central Connecticut State University and an M.B.A. from the University of Hartford. We believe that Mr. Bonney is qualified to serve on our Board due to his significant experience as a Chief Executive Officer and Chief Financial Officer of several public companies and his substantial experience as a director of public companies.

Class III Directors Continuing In Office Until the 2024 Annual Meeting

Deborah K. Glasser has served as a member of our Board since July 2020. Ms. Glasser previously served as Director of Marketing, Communications and Special Events for Jewish Family & Children’s Services of Northern New Jersey from 2018 through January 2020. Prior to that, Ms. Glasser held a variety of senior marketing operations positions, including as Senior Director at TRANZACT, a Willis Towers Watson company that provides marketing solutions for insurance companies, from 2015 to 2017; Marketing Director at Tata Global Beverages Limited (now Tata Consumer Products Limited), a consumer products company with a portfolio that includes tea and coffee, from 2007 to 2011; Senior Director at Starwood Hotels & Resorts from 2004 to 2005; and in a variety of roles, including Senior Product Manager and Associate Director, at Colgate-Palmolive Company, a global consumer products company focused on oral care, personal care, home care and pet nutrition, from 1996 to 2004. In addition, Ms. Glasser was the Founder of MarketGWB, LLC, where she served as a self-employed marketing and strategy consultant, from 2011 to 2015. Previously, Ms. Glasser was an Employee Benefits and Compensation consultant with Price Waterhouse from 1992 to 1994. Ms. Glasser holds a B.A. in Economics from Cornell University and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe Ms. Glasser is qualified to serve on our Board due to her operating and management experience and her expertise in sales and marketing.

Linda Solheid has served as a member of our Board since July 2020. Ms. Solheid previously served at Room & Board, a privately held retailer of modern furniture and home decor, including as Chief Information Officer from January 2016 until her retirement in December 2019 and Director of Technology from July 2007 through December 2015. During her tenure with Room & Board, Ms. Solheid was responsible for creating a unified multi-channel customer experience. Prior to joining Room & Board, Ms. Solheid held various information technology leadership positions, including as Director of Enterprise Business Applications with G&K Services, a service-focused market leader of branded uniform and facility services programs which was acquired by Cintas Corporation in March 2017, from April 2005 through July 2007; Director of Global Business Applications with H.B. Fuller, a leading global adhesives provider, from December 2003 through April 2005; and Director of Information Technology with CenterPoint Energy, an electric and natural gas utility, from August 2001 through December 2003. Ms. Solheid also previously served in a variety of roles at CIGNA Behavioral Health, which provides behavioral health services, from April 1991 to August 2001, including as Chief Information Officer and Director of Business Systems. Ms. Solheid received a B.A. degree in Sociology from the University of Minnesota and a Master’s Degree in Software Design and Development from the University of St. Thomas. We believe Ms. Solheid is qualified to serve on our Board due to her extensive experience leading the information technology function in the consumer retail industry.

VOTE REQUIRED

The Board recommends that you vote “For” each of the nominees to the Board set forth in this Proposal 1. Under our Bylaws, the election of each nominee requires the affirmative vote of a plurality of the votes cast by the shareholders entitled to vote on the election of directors. “Withhold” votes and broker non-votes will have no effect on the outcome of this proposal.

Information Regarding the Board of Directors and Corporate Governance

Independence of the Board of Directors

As required under The Nasdaq Stock Market LLC (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board determined that Messrs. Bonney, Jacullo and Kamin and Mss. Glasser and Solheid do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the applicable SEC rules and regulations and Nasdaq listing requirements and rules. Mr. Lolmaugh, our Chief Executive Officer and President, is not an independent director by virtue of his employment with us.

Director Qualifications and Diversity

Our directors possess an array of valuable experience, qualifications and skills, which relate to, among other things, public company governance; other environmental, social and governance (“ESG”) matters, including sustainability; customer service; information technology and cybersecurity; human capital and talent management; human resources; marketing; product research and development; and business innovation.

Our Board is also gender diverse and is comprised of 33% women. Mr. Lolmaugh is a U.S. veteran. Additional information regarding director diversity is included in the table below.

Board Diversity Matrix (As of April 25, 2022)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Board Leadership Structure

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer because we believe independent directors and management have different perspectives and roles in strategy development. The Chief Executive Officer is responsible for setting our strategic direction and managing our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board and presides over meetings of the full Board. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our shareholders while recognizing the day-to-day management direction by the Chief Executive Officer. The Board does not believe that one particular leadership structure is always appropriate and will continue to evaluate the Board’s leadership structure from time to time.

Oversight of Risk Management

The Board has an active role, as a whole and at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each, and receives regular reports from members of senior management on areas of material risk to us, including without limitation operational, financial, legal, regulatory, human capital, information technology, security, environmental, social and governance (“ESG”), including climate change and sustainability, geopolitical, strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation policies, plans and arrangements, as well as our strategies related to human capital management. The Compensation Committee addresses risk by monitoring regulatory compliance with respect to compensation matters and by setting compensation in a manner that encourages accountability and is within our range of risk tolerance. The Compensation Committee is not presently aware of any information that would lead it to believe that risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us. The Audit Committee oversees our internal controls, conducts a regular review of our policies and processes with respect to risk assessment and risk management, including guidelines and policies to govern the processes by which our exposure to risk is handled, and oversees any transactions we may have with related persons to manage risks relating to potential conflicts of interest. The Audit Committee also reviews our enterprise risk management assessment and ensures appropriate oversight of ongoing efforts to address those risks. The Nominating and Corporate Governance Committee manages risks associated with the composition and independence of the Board and matters covered by our Code of Business Conduct and Ethics (described below). The Nominating and Corporate Governance Committee also oversees succession planning for senior executives to manage transitions and the risks associated with an unplanned vacancy, as well as our environmental, safety, sustainability and corporate social responsibility policies, objectives and practices. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks and has overall risk management oversight responsibility. The Board believes that its role in risk oversight does not affect the Board’s leadership structure.

In addition, like all businesses, we also face threats to our cybersecurity, as we are reliant upon information systems and the Internet to conduct our business activities. Considering the pervasive and increasing threat from cyberattacks, the Audit Committee, with input from management, assesses our cybersecurity threats and the measures implemented by us to mitigate and prevent cyberattacks. The Audit Committee consults with management regarding ongoing cybersecurity initiatives, and requests management report to the Audit Committee regularly on their assessment of our cybersecurity program and risks.

Environmental, Social and Governance Matters

There has been increased focus from our stakeholders, including investors, consumers and employees, on our ESG policies and practices, including corporate citizenship and sustainability. Additionally, public interest and legislative pressure related to public companies’ ESG practices continues to grow. We believe that good corporate citizenship includes responsiveness to ESG issues that materially impact our stakeholders and the communities in which we operate. We have policies in place to ensure that our directors and employees operate ethically and with integrity. Our Board provides overall oversight of our ESG efforts, and the Nominating and Governance Committee periodically reviews our ESG policies, objectives and practices, including those relating to safety, sustainability and corporate social responsibility.

Human Capital

The Board, through its Compensation Committee, provides oversight of human capital matters, including the Company’s diversity and inclusion initiatives that promote equity across the organization. The Compensation Committee and Board periodically review the composition of our workforce and promote practices to hire from a diverse pool of candidates. The Compensation Committee and Board also review the Company’s compensation and benefits programs as well as management development and succession planning practices and strategies.

Our principal human capital objectives are to attract, develop and retain people who are committed to our goal of providing the best service in our industry. To support these objectives, our human resources programs seek to:

•	Reward our employees through highly competitive total compensation and benefit programs designed to reward exceptional performance, promote teamwork and support our employees’ total wellbeing.

•	Provide development opportunities to enhance sales skills, product knowledge, exposure to the latest design trends, safety, teamwork and leadership.

•	Enhance our culture through efforts aimed at making our workplace more diverse, engaging, equitable and inclusive.

We believe that building a strong and diverse workforce is a significant contributor to our success. Creating a culture that embraces diversity and inclusion is the key to a collaborative and winning team culture. To achieve this goal, we seek diverse talent internally and externally to achieve broader diverse representation throughout our organization. We also promote inclusion through our training and development programs.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our officers, directors and employees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Business Conduct and Ethics is available on the “Investor Relations” section of our website, at investors.tileshop.com, under the “Corporate Governance—Governance Documents” heading. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the web address and location specified above within four business days following the date of the amendment or waiver.

Shareholder Engagement and Shareholder Communications with the Board of Directors

We believe that strong corporate governance includes shareholder engagement, and we seek to engage with shareholders on a variety of topics, including on ESG issues, throughout the year to ensure that we are addressing questions and concerns. Our management team, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, regularly engage in meaningful dialogue with our shareholders through quarterly earnings calls. In addition, two of our directors are, with their affiliates, our two largest shareholders, and they provide valuable insight from such perspective. Shareholder feedback is reviewed and considered by the Board and applicable committees and is reflected in adjustments to policies and practices.

Shareholders may communicate directly with the Board. All communications should be made via our investor relations telephone number or email address, as listed below. Email subject lines should prominently indicate whether the message is intended for the full Board, for non-management directors or for a specific director, and the Secretary will forward the communications as indicated. If no director is specified, the communication will be forwarded to the entire Board.

Tile Shop Holdings, Inc. Investor Relations

Phone: (763) 852-2978

Email: investorrelations@tileshop.com

Director Attendance at Annual Meetings of Shareholders

Directors’ attendance at the Annual Meeting provides shareholders with an opportunity to communicate with directors about issues affecting us. We encourage, but do not require, our directors and nominees for director to attend the Annual Meeting. All members of our Board then serving attended the 2021 Virtual Annual Meeting of Shareholders.

Meetings of the Board of Directors

Our Board met nine times between January 1, 2021 and December 31, 2021. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, and which were held during the period for which they were directors or committee members during 2021. In addition, the directors often communicate informally to discuss our affairs and, when appropriate, take formal action by written consent, in accordance with our Certificate of Incorporation and Bylaws and Delaware law.

Involvement in Certain Legal Proceedings

Peter J. Jacullo III, a director, previously served as a manager and secretary of BlueEarth Biofuels, LLC, which filed for bankruptcy in May 2014 and was subsequently dissolved. During 2020, the Company, the individual defendants (which include certain current and former directors) and Plaintiffs entered into the Stipulation. On January 10, 2020, our then-serving directors delivered director standstill commitments (as to purchases of shares of our common stock) to us. See “Director Compensation—Standstill Agreements” for further details.

Hedging and Pledging Policy

Under our Insider Trading Policy, all our and our subsidiaries’ directors, officers and employees are prohibited from engaging in any short sale transactions or investing in Company-based derivative securities, including options, warrants, stock appreciation rights, or similar rights whose value is derived from the value of any of our equity securities, including, without limitation, trading in Company-based put or call option contracts or trading in straddles; or, unless prior written approval has been granted by the Chief Financial Officer, holding our securities in a margin account or pledging our securities as collateral.

Committees of the Board of Directors

During the fiscal year ended December 31, 2021, the Board maintained four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Transaction Committee. The following table provides committee membership as of December 31, 2021 for each of the committees of the Board:

Name	Audit	Compensation	Nominating and Corporate Governance	Independent Transaction
Mark J. Bonney	X*	X		X*
Deborah K. Glasser		X	X
Peter J. Jacullo III	X	X*
Peter H. Kamin	X		X*
Cabell H. Lolmaugh
Linda Solheid	X		X	X

* Committee chairperson.

Below is a description of the Audit Committee, Compensation Committee Nominating and Corporate Governance Committee and Transaction Committee of the Board. Members of these committees serve until their resignation from the committee or until otherwise determined by our Board. The Board has determined that each current member of each committee meets applicable SEC and Nasdaq rules and regulations regarding “independence” and that each such member is free of any relationship that would impair his or her individual exercise of independent judgment regarding us.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process, the audit of our financial statements, the audit of internal control over financial reporting and our compliance with laws and regulations to which we are subject and with our Code of Business Conduct and Ethics and Insider Trading Policy. Among other matters, the Audit Committee evaluates our independent auditor’s qualifications and independence (as required under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”)), receives from the independent auditor written disclosures regarding the auditor’s independence pursuant to applicable PCAOB requirements and discusses the independent auditor’s independence with the independent auditor. The Audit Committee also determines the engagement, retention, and compensation of the independent auditor; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditor the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports to be filed with the SEC; assesses the performance of the independent auditor; approves the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining, and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; monitors the rotation of partners of the independent auditor on our engagement team as required by law; reviews our critical accounting policies and estimates; and oversees any internal audit function. Additionally, the Audit Committee oversees compliance with the Code of Business Conduct and Ethics, including the compliance work of our Compliance Officer; reviews and approves related person transactions; and reviews and evaluates, on an annual basis, the Audit Committee charter and performance. Our independent registered public accounting firm and management each periodically meet privately with our Audit Committee.

All the current members of our Audit Committee meet the requirements for financial literacy under applicable Nasdaq and SEC rules and regulations. Our Board has determined that Mr. Bonney is an audit committee financial expert as defined under the applicable rules of the SEC and is financially sophisticated as defined under the rules and regulations of Nasdaq. All current members of our Audit Committee are independent directors as defined under applicable Nasdaq and SEC rules and regulations. The Audit Committee operates under a written charter that satisfies the applicable standards of the Nasdaq and SEC, which is available on the “Investor Relations” section of our website, investors.tileshop.com, under the “Corporate Governance—Governance Documents” heading. The Audit Committee met four times between January 1, 2021 and December 31, 2021.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	Reviewed and discussed the audited financial statements with management and the independent auditors;

(2)	Discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, with and without management present; and

(3)	Received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and discussed with the independent auditor the independent auditor’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC.

Mark J. Bonney, Chair

Peter J. Jacullo III

Peter H. Kamin

Linda Solheid

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees and oversees our regulatory compliance with respect to compensation matters. The Compensation Committee, at least annually, reviews and approves, or recommends the Board approve, corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers considering those goals and objectives, and sets, or recommends to the Board, the compensation of these officers based on such evaluations. The Compensation Committee also reviews and makes recommendations to the Board with respect to director compensation, approves the issuance of stock options, restricted stock and other awards under our equity compensation plans and reviews strategies related to human capital management, including matters relating to talent acquisition, development and retention, and diversity and inclusion. The Compensation Committee reviews and discusses the necessary compensation disclosures required by the SEC. Additionally, the Compensation Committee reviews and evaluates, on an annual basis, the Compensation Committee charter and performance.

All the current members of our Compensation Committee are independent under applicable Nasdaq and SEC rules and regulations. The Compensation Committee operates under a written charter that satisfies the applicable standards of the Nasdaq and SEC, which is available on the “Investor Relations” section of our website, investors.tileshop.com, under the “Corporate Governance—Governance Documents” heading. The Compensation Committee met six times between January 1, 2021 and December 31, 2021.

The Compensation Committee may approve executive compensation arrangements or, in its discretion, may recommend such matters to the full Board for approval. All executive compensation is based on assessments of executive performance, which are prepared by the Compensation Committee and submitted to the full Board for review and discussion. All Compensation Committee recommendations regarding director compensation are subject to approval by the full Board. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee; provided, that the Compensation Committee is not permitted to delegate its responsibilities with respect to any executive compensation arrangements intended to be exempt from Section 16(b) under the Exchange Act by virtue of such arrangements being approved by a committee of “non-employee directors.”

No executive officers may be present during any Compensation Committee voting or deliberations with respect to our Chief Executive Officer’s compensation. Our Chief Executive Officer may, at the Compensation Committee’s discretion, be present during any other voting or deliberations regarding compensation of our other executive officers.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during the fiscal year ended December 31, 2021 included Messrs. Jacullo and Bonney and Ms. Glasser. None of our Compensation Committee members has ever been one of our executive officers or employees. None of our executive officers currently serves, nor during the last fiscal year served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for making recommendations regarding corporate governance; identification, evaluation and nomination of director candidates; and the structure and composition of our Board and committees thereof. In addition, the Governance Committee oversees our corporate governance documents, policies and procedures; approves our committee charters; contributes to succession planning; develops, and recommends to the Board, policies and procedures regarding the nomination of directors or other corporate governance matters; and oversees the Board self-evaluation process. The Governance Committee also periodically reviews our environmental, safety, sustainability and corporate social responsibility policies, objectives and practices and reviews and assesses shareholder proposals submitted for inclusion in our proxy statement. Additionally, the Governance Committee reviews and evaluates, on an annual basis, the Governance Committee charter and performance.

All the current members of our Governance Committee are independent under applicable Nasdaq rules and regulations. The Governance Committee operates under a written charter, which is available on the “Investor Relations” section of our website, investors.tileshop.com, under the “Corporate Governance—Governance Documents” heading. The Governance Committee met five times between January 1, 2021 and December 31, 2021.

The Governance Committee considers the following criteria, among other criteria that it deems appropriate, in recommending candidates for service on the Board:

•	Personal and professional integrity;

•	Experience in corporate management, such as service as an officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly held company;

•	Experience in our industry;

•	Experience as a member of the board of directors of another publicly held company;

•	Academic expertise in our area of operations;

•	Practical and mature business judgment, including the ability to make independent analytical inquires; and

•	The manner in which a candidate’s appointment to the Board would impact the overall composition of the Board regarding diversity of viewpoint, professional experience, education, skill, race, ethnicity, gender identity, sexual orientation, and national origin.

In assessing director candidates, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability. The Governance Committee does not have a formal diversity policy, however that term may be defined, and does not follow any ratio or formula with respect to diversity to determine the appropriate composition of the Board. However, it recognizes that having a diverse Board with a variety of viewpoints provides a more comprehensive decision-making process and reflects an increased emphasis on gender and diversity parity by investors. To advance our goal of promoting Board diversity, the Governance Committee, and any search firm retained by the Governance Committee, includes in its list of director candidates for potential recommendation to the Board one or more qualified women and minority candidates. Our commitment is reflected, in part, by our current Board composition, which includes two women out of six directors. In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance Committee assesses the independence of the nominee under applicable SEC rules and regulations and Nasdaq listing standards. The Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. If a candidate passes the preliminary review, members of the Governance Committee and the Chief Executive Officer will interview the candidate to confirm whether he or she possesses the criteria established by the Governance Committee, in addition to his or her personality, leadership traits, work ethic, and independence to effectively contribute as a member of the Board. The Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Governance Committee will consider director candidates recommended by shareholders. The Governance Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder.

To nominate a director for the 2023 Annual Meeting, shareholders must submit such nomination in writing to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441 no later than the close of business on March 16, 2023, nor earlier than February 14, 2023. You are advised to review our Bylaws for requirements relating to director nominees.

Independent Transaction Committee

Our Independent Transaction Committee (the “Transaction Committee”) was established pursuant to the Stipulation and is responsible for reviewing, assessing and negotiating Company transactions requiring Board approval, involving any of the following to the extent required by the Stipulation:

(1)	any material change in the Company’s capitalization or corporate structure, including any recapitalization, material share issuance or repurchase, and any stock split or reverse stock split, to the extent such transaction affects the rights or interests of directors differently from the Outside Shareholders;

(2)	any proposed change to the structure of the Board, including (i) the number of members on the Board; (ii) the terms served by any member of the Board; or (iii) the staggered structure of the Board;

(3)	any “Related Party Transaction,” which is defined as any transaction with a value in excess of $500,000 between the Company and any director or officer of the Company or their respective family members or affiliates. Related Party Transactions also include any transaction between the Company and any Excluded Individual or their respective family members or affiliates with a value in excess of $500,000, excluding those transactions that are offered to all shareholders on identical terms and routine transactions authorized by the Bylaws (e.g., the payment of reasonable expenses relating to Board service); and

(4)	any deregistration of the Company’s securities.

The Transaction Committee is required to review and approve any of the above-specified transactions or actions, but such approval does not replace or supersede any requirement that a majority of the entire Board must also approve a given transaction or action. The Transaction Committee also has such other powers and authorities as set forth in the Stipulation, as and to the extent set forth therein.

All the current members of our Transaction Committee are independent under Nasdaq rules and regulations. The Transaction Committee operates under a written charter, which is available on the “Investor Relations” section of our website, investors.tileshop.com, under the “Corporate Governance—Governance Documents” heading. The Transaction Committee met seven times between January 1, 2021 and December 31, 2021.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and has further directed that management submit the appointment of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be virtually present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require shareholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our, and our shareholders’, best interests.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Ernst & Young LLP, our independent registered public accountants for both fiscal year 2021 and 2020:

	2021	2020
Audit Fees(1)	$777,900	$657,800
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
	$777,900	$657,800

(1)	Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements. For 2021, includes fees related to services rendered in connection with the issuance of a consent related to a Registration Statement on Form S-8.

(2)	Audit-Related Fees includes fees for services rendered in connection with accounting and reporting consultations, as well as other audits required by contract or regulation.

(3)	Tax Fees consist of fees billed in the indicated year for professional services with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees billed in the indicated year for other permissible work that is not included within the above category descriptions.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. Notwithstanding the foregoing, separate Audit Committee pre-approval shall not be required (a) if the engagement for services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor (the “Pre-Approval Policy”) as to matters within the scope of the Pre-Approval Policy or (b) for de minimis non-audit services that are approved in accordance with applicable SEC rules. The Audit Committee has determined that the rendering of the services other than audit services by its principal accountant is compatible with maintaining the principal accountant’s independence. For fiscal year 2021, all services performed by our independent auditors were pre-approved in accordance with such pre-approval policies.

VOTE REQUIRED

The Board recommends that you vote “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the Annual Meeting and voting on this proposal. This proposal is considered a “routine” matter; as such, if you do not provide voting instructions to your broker, your broker generally will have discretion to vote your shares on this proposal. Abstentions and any broker non-votes will have no effect on the outcome of this proposal.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our shareholders with the opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In accordance with the preference of our shareholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation at our 2019 Annual Meeting and as accepted by the Board, we hold annual advisory votes on the compensation of the named executive officers. Shareholders are expected to have the opportunity to vote on the frequency of future votes on named executive officer compensation at the 2025 Annual Meeting of Shareholders.

We seek to closely align the interests of our named executive officers with the interests of our shareholders. We designed our compensation program to reward our named executive officers for their individual performance and contributions to our overall business objectives and for achieving and surpassing the financial goals set by our Compensation Committee and our Board.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory, nonbinding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for Fiscal 2021 and the other related tables and narrative disclosures.”

While the Board and especially the Compensation Committee intend to carefully consider the results of the vote on this proposal when making future decisions regarding executive compensation, the vote is not binding on us or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, the Compensation Committee will evaluate what actions may be necessary to address our shareholders’ concerns.

VOTE REQUIRED

The Board recommends that you vote “For” the non-binding advisory resolution approving the compensation of our named executive officers, as disclosed in this proxy statement. Approval of this proposal requires the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of stock present or represented at the Annual Meeting and voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers, including their ages, as of April 25, 2022. Mr. Lolmaugh’s background is described above under “Proposal 1—Election of Directors—Directors and Nominees.”

Name	Age	Position
Cabell H. Lolmaugh	43	Chief Executive Officer, President and Director
Karla Lunan	45	Senior Vice President, Chief Financial Officer and Secretary
Mark B. Davis	41	Vice President, Investor Relations, and Chief Accounting Officer
Joseph Kinder	56	Senior Vice President, Supply Chain and Distribution

Karla Lunan has served as our Senior Vice President, Chief Financial Officer and Secretary since January 2022. Prior to joining us, Ms. Lunan held positions with MasTec, Inc., an infrastructure construction company, from January 2015 through September 2021, most recently serving as a Chief Financial Officer within the Clean Energy and Infrastructure Group. Ms. Lunan was responsible for overseeing finance, human resources and information technology functions and worked closely with the executive leadership team to drive execution of the Company’s strategic objectives. Prior to joining MasTec, Inc., Ms. Lunan held financial leadership roles with Black & Veatch, an engineering, procurement, consulting, and construction company, serving as Director of Project Accounting from January 2011 through December 2014 and Corporate Accounting Manager from January 2009 through December 2010. Prior to that, she served in a variety of public accounting roles from September 1998 through December 2008, including an audit manager at KPMG, where she earned her CPA certification, then audit manager/senior manager at Ernst & Young. Ms. Lunan holds a Bachelor of Science degree in both Accounting and Business Administration from William Jewell College.

Mark B. Davis has served as our Vice President, Investor Relations, and Chief Accounting Officer since September 2019. He previously served as our Controller since 2014. Prior to joining us, Mr. Davis worked for Target Corporation for five years in various financial reporting and accounting management positions. Prior to joining Target Corporation, Mr. Davis worked for KPMG LLP for eight years, where he earned his CPA certification. Mr. Davis holds a Bachelor of Science degree in accounting and management from the University of Minnesota – Twin Cities.

Joseph Kinder has served as our Senior Vice President, Supply Chain and Distribution since July 2020. Mr. Kinder previously served as our Vice President, Purchasing and Chief Supply Chain Officer from October 2017 until July 2020 and Senior Vice President — Operations from June 2012 to July 2017. Previously, Mr. Kinder served in several roles at The Tile Shop, LLC, including as Supply Chain Manager from August 1995 until June 2012, Assistant Store Manager from March 1994 to August 1995, and as a salesperson from March 1993 to March 1994. Mr. Kinder holds a B.A. in Business from the College of Saint Thomas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our policies and decisions with respect to the compensation of our executive officers named in the “Summary Compensation Table” below and the most important factors relevant to an analysis of these policies and decisions. The “named executive officers” for fiscal 2021 to whom this discussion applies are:

•	Cabell H. Lolmaugh, Chief Executive Officer and President;

•	Nancy DiMattia, Senior Vice President and Chief Financial Officer (through January 3, 2022);

•	Mark B. Davis, Vice President, Investor Relations, and Chief Accounting Officer; and

•	Joseph Kinder, Senior Vice President, Supply Chain and Distribution.

In June 2021, Ms. DiMattia notified us of her intention to retire from the Company no later than April 1, 2022. In December 2021, Ms. DiMattia entered into a Waiver of Claims and General Release (the “Release”), pursuant to which Ms. DiMattia’s employment as Senior Vice President and Chief Financial Officer ended on January 3, 2022, and Ms. DiMattia agreed to provide services to the Company in an advisory capacity from January 3, 2022 through March 31, 2022, in consideration for cash compensation during that period of $11,666.67 per month, the continued vesting of her previously-granted equity awards during such period, and the opportunity to earn a cash incentive under the Company’s 2021 cash incentive plan.

Karla Lunan became our Senior Vice President, Chief Financial Officer and Secretary on January 3, 2022. Because Ms. Lunan did not serve as an executive officer of the Company until 2022 and is not one of our named executive officers for fiscal 2021, her compensation is generally not described in this Compensation Discussion and Analysis or disclosed in the Summary Compensation Tables and other compensation tables in this proxy statement.

Impact of COVID-19

The COVID-19 pandemic has had a significant impact on the global economy, the retail industry and the Company. For example, the pandemic has had a significant impact on our supply chain. During 2021, we experienced elevated levels of product shortages, which were partially due to vendor production delays and global shipping capacity constraints resulting, in part, from the impact of COVID-19. However, we were able to work with our vendors to secure delivery of backordered product and improve our overall inventory levels as of December 31, 2021. Notwithstanding the continuing challenges of the COVID-19 pandemic, we did not make any adjustments to the compensation earned by named executive officers during the year ended December 31, 2021.

Overview

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity, and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement, and teamwork that rewards commitment and performance and is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	Align compensation incentives with our corporate strategies, business, and financial objectives, and the long-term interests of our shareholders;

•	Motivate, reward and retain executives whose knowledge, skills, and performance ensure our continued success; and

•	Ensure that total compensation is fair, reasonable, and competitive.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that each individual element, to some extent, serves each of our objectives. Further, while each of our named executive officers may not be compensated with all individual compensation elements, we believe that the compensation provided to each individual named executive officer is, and will be, consistent with the overall compensation philosophy and objectives set forth above.

Compensation Determination Process

We review executive compensation annually, including evaluating our philosophy and compensation program as circumstances require. As part of this review process, we apply the values and the objectives outlined above, together with consideration of the levels of compensation that we would be willing to pay to ensure that our compensation remains competitive and meets our retention objectives considering the cost to us if we were required to replace a key employee. In addition, we consider the results of non-binding advisory votes on named executive officer compensation, commonly referred to as “say-on-pay” votes. At our 2021 Annual Meeting of Shareholders, we held a say-on-pay vote on the compensation of our named executive officers as described in the proxy statement for that meeting. Shareholders approved the compensation of the named executive officers by a favorable vote exceeding 92% of votes cast, including abstentions. We are mindful of the opinions of our shareholders and considered these results when deciding to retain our general compensation philosophy and core objectives for the 2022 fiscal year.

The Compensation Committee engages Willis Towers Watson from time to time as a compensation consultant to assist in the periodic evaluation of our executive compensation programs. During 2020, the Compensation Committee engaged Willis Towers Watson to provide market data on executive compensation levels and recommendations regarding executive compensation. The Compensation Committee considered the information provided by the compensation consultant together with other information that the Committee deemed relevant, including the Committee’s assessments of individual executives’ performance and internal pay equity, in determining executive compensation levels for 2020 and 2021. We believe that such information, together with other information obtained by the members of our Compensation Committee, helps ensure that our compensation program remains competitive and is aligned with performance. We anticipate that our Compensation Committee will continue to adjust executive compensation levels in the future as a result of this market comparison process. Willis Towers Watson meets the independence standards specified by the SEC, and the Compensation Committee believes that the work Willis Towers Watson performed did not raise a conflict of interest.

The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of such executives.

Executive Compensation Program Components

Base Salary. Base salaries of our named executive officers are initially established through arm’s-length negotiation at the time an executive is hired, considering such executive’s qualifications, experience, and prior salary. Base salaries of our named executive officers are reviewed periodically by our Chief Executive Officer, and in the case of our Chief Executive Officer’s base salary, by our Board, and adjustments to base salaries are approved based on the scope of an executive’s responsibilities, individual contribution, prior experience, and sustained performance. Decisions regarding salary adjustments may consider the named executive officer’s current salary, equity or equity-linked interests, and the amounts paid to a named executive officer’s peers within our organization. In making decisions regarding salary adjustments, we may also draw upon the experience of members of our Board with other companies. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

Our Chief Executive Officer and President, Cabell H. Lolmaugh, was promoted to his current position effective January 1, 2019 at a base salary of $350,000 on an annualized basis, and his annual base salary was not increased for 2020.

Our former Senior Vice President and Chief Financial Officer, Nancy DiMattia, was appointed in September 2019 at an annual base salary of $250,000, and her annual base salary was not increased for 2020.

Our Vice President, Investor Relations, and Chief Accounting Officer, Mark B. Davis, was appointed in September 2019 at an annual base salary of $182,290, and his annual base salary was not increased for 2020.

In response to the impact of the COVID-19 pandemic, the base salaries of Mr. Lolmaugh, Ms. DiMattia and Mr. Davis were temporarily reduced from April through June 2020, and their base salaries were reinstated effective for the payroll period beginning July 1, 2020.

Our Senior Vice President, Supply Chain and Distribution, Joseph Kinder, was promoted to his current position effective July 21, 2020 at a base salary of $218,000.

On February 1, 2021, following the completion of the Compensation Committee’s assessment of individual executives’ performance and market compensation levels, which included reviewing the market data on executive compensation levels and recommendations regarding executive compensation provided by Willis Towers Watson in fall 2020, the Compensation Committee approved an increased annual base salary for each of the named executive officers. Accordingly, effective as of January 1, 2021, Mr. Lolmaugh’s annual base salary was increased to $400,000 (from $350,000), Ms. DiMattia’s annual base salary was increased to $280,000 (from $250,000), Mr. Davis’s annual base salary was increased to $220,000 (from $182,290), and Mr. Kinder’s annual base salary was increased to $230,000 (from $218,000). Effective January 1, 2022, Mr. Kinder’s salary was increased to $270,000; other executives’ base salaries remained unchanged.

The actual base salaries earned by all our named executive officers in 2021 are set forth in the “Summary Compensation Table” below.

Omnibus Incentive Plans. In June 2012, our Board and shareholders adopted an equity award plan, which became effective on August 21, 2012. The principal purpose of the equity award plan is to attract, retain, and motivate selected employees, consultants, and directors. As initially adopted, the equity award plan provided for stock-based compensation awards. In February 2013, the Compensation Committee and the Board amended the equity award plan to also authorize grants of performance-based cash awards. At the same time, the plan was renamed the 2012 Omnibus Award Plan. The Compensation Committee administers the 2012 Omnibus Award Plan, subject to the right of our Board to assume authority for administration or delegate such authority to another committee of the Board.

In April 2021, our Board adopted the 2021 Omnibus Equity Compensation Plan (the “2021 Omnibus Plan” and, together with the 2012 Omnibus Award Plan, the “Omnibus Plans”) as a successor to the 2012 Omnibus Award Plan, and our shareholders approved the 2021 Omnibus Plan at the Annual Meeting of Shareholders held on July 20, 2021. No further awards will be granted under the 2012 Omnibus Award Plan after July 20, 2021, but all awards granted under the 2012 Omnibus Award Plan that were outstanding on that date will remain outstanding in accordance with their terms, notwithstanding the termination of the 2012 Omnibus Award Plan.

Under the Omnibus Plans, in the event of a change of control, as such term is defined in each of the Omnibus Plans, the Compensation Committee may, in its sole discretion, accelerate vesting of awards issued under the applicable Omnibus Plans such that 100% of any such award may become vested and exercisable. Additionally, the Compensation Committee has, or had, complete discretion to structure one or more awards under each of the Omnibus Plans to provide that such awards will become vested and exercisable on an accelerated basis. The Compensation Committee may also make appropriate adjustments to awards under each of the Omnibus Plans and is authorized to provide for the acceleration, termination, assumption, substitution, or conversion of such awards in the event of a change of control or certain other unusual or nonrecurring events or transactions.

The types of awards we have previously granted under the 2012 Omnibus Award Plan, and grant under the 2021 Omnibus Plan since its adoption in July 2021, include the following:

Cash Performance Awards. When granting cash performance award opportunities, the Compensation Committee adopts specific performance targets and payout levels for each executive officer for the applicable fiscal year. Generally, the Compensation Committee reviews and certifies performance following the end of each fiscal year and may also consider discretionary factors when making awards.

In February 2021, the Compensation Committee approved specific performance targets and payout levels for executive officers for the 2021 fiscal year. Under the 2021 plan, Mr. Lolmaugh, Ms. DiMattia, Mr. Davis, and Mr. Kinder’s cash incentive targets represent 75%, 50%, 40%, and 40% of their base salaries, respectively. The cash incentive plan for 2021 includes two separate performance targets. The first performance target is tied to the achievement of a revenue target and represents 25% of the cash incentive opportunity. Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia are each entitled to receive a partial incentive payment upon achievement at least 95% of the revenue performance target and can earn up to double the target incentive amount upon achievement of 105% of the revenue performance target. The second performance target is tied to the achievement of an Adjusted EBITDA target, calculated in the manner described below, and further adjusted for changes in cash incentive and long-term bonus expenses (as adjusted, “further Adjusted EBITDA”). The further Adjusted EBITDA target represents 75% of the cash incentive opportunity. Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia are each entitled to receive a partial incentive payment upon achievement of at least 90% of the further Adjusted EBITDA performance target and can earn up to double the target incentive amount upon achievement of 110% of the further Adjusted EBITDA performance target.

We calculate Adjusted EBITDA by taking net income calculated in accordance with accounting principles generally accepted in the United States and adjusting for interest expense, income taxes, depreciation and amortization, and stock-based compensation expense.

In March 2022, the Compensation Committee approved a payout of 163.8% of the 2021 target cash incentive compensation to Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia based on the Company’s achievement of the applicable performance measures.

The cash incentive compensation opportunities granted to our named executive officers in fiscal year 2021 are set forth in the “Grants of Plan-Based Awards for Fiscal 2021” table. The actual cash incentive compensation earned by each of our named executive officers in fiscal year 2021 is set forth in the “Summary Compensation Table” below.

In March 2022, the Compensation Committee approved specific performance targets and payout levels for executive officers for the 2022 fiscal year. Under the 2022 plan, Mr. Lolmaugh, Ms. Lunan, Mr. Davis, and Mr. Kinder’s cash incentive targets represent 75%, 50%, 40%, and 40% of their 2021 year-end base salaries, respectively. The cash incentive plan for 2022 is tied to the achievement of a further Adjusted EBITDA target, calculated in the manner described above, including the further adjustments for changes in cash incentive and long-term bonus expenses. Messrs. Lolmaugh, Davis and Kinder and Ms. Lunan are each entitled to receive a partial incentive payment if we achieve at least 90% of the further Adjusted EBITDA performance target and can earn up to 175% the target incentive amount if we achieve 115% of the further Adjusted EBITDA performance target.

Equity and Equity-Linked Incentives. We use equity incentive awards to link the interests of our named executive officers with those of our shareholders. The Omnibus Plans authorize, or authorized, the Compensation Committee to grant stock options (nonqualified stock options or incentive stock options) and restricted stock or any combination thereof. Vesting of such equity incentive awards is dependent in whole or in part on continued employment, to encourage the retention of our named executive officers through the vesting period of the awards. In some cases, vesting may also be partially based on certain market conditions such as the annual appreciation of our common stock or upon the attainment of certain performance conditions such as an EBITDA target. In determining the size of equity awards to our named executive officers, our Compensation Committee considers several internal factors, such as the relative job scope, the value of outstanding equity awards, individual performance history, prior contributions to the Company, and the size of prior awards, as well as external factors such as the levels of unvested equity awards held by our executive officers in relation to their peers at comparable companies.

In March 2021, we granted 15,214, 10,143, 7,607 and 7,607 shares of time-based restricted stock to Mr. Lolmaugh, Ms. DiMattia, Mr. Davis and Mr. Kinder, respectively; and 30,428, 20,285, 15,214 and 15,214 shares of performance-based restricted stock to Mr. Lolmaugh, Ms. DiMattia, Mr. Davis and Mr. Kinder, respectively. The number of restricted shares granted was determined using the 30-trading day average of the Company’s closing stock price preceding the grant date. The shares of restricted stock were granted pursuant to the 2012 Omnibus Award Plan. The risks of forfeiture for the time-based restricted stock will lapse in three equal annual installments based on continued service. The performance-based restricted stock will vest in three installments: 30% will vest on the day that the Company files its annual report for the year ended December 31, 2021; 30% will vest on the day that the Company files its annual report for the year ended December 31, 2022; and 40% will vest on the day that the Company files its annual report for the year ended December 31, 2023, in each case subject to (i) the employee remaining in continuous employment with the Company prior to and as of December 31 of the year preceding the applicable vesting date and (ii) further subject to the Company achieving 14%, 16%, and 18% of the profit metric, defined as Adjusted EBITDA divided by sales (as such results are reported in the Company’s annual report for the applicable year), for the years ended December 31, 2021, 2022, and 2023, respectively. To further align executive compensation with performance, two-thirds of the equity incentives for 2021 were based on achieving performance goals. The Compensation Committee determined the levels of equity grants after assessing individual executives’ performance, their role with, and contributions to, the Company, and market compensation data provided by the compensation consultant.

For the year ended December 31, 2021, the Company did not achieve the performance condition required for vesting of the first tranche of the performance-based restricted share awards granted in 2021. Accordingly, 9,129, 6,086, 4,565, and 4,565 performance-based restricted shares that had previously been granted to Mr. Lolmaugh, Ms. DiMattia, Mr. Davis and Mr. Kinder were cancelled in March 2022.

The equity grants made to our named executive officers in fiscal year 2021 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal 2021” table and are further discussed under “Equity Grants” below.

In March 2022, we granted 15,411, 10,274, 7,706 and 7,706 shares of time-based restricted stock to Mr. Lolmaugh, Ms. Lunan, Mr. Davis and Mr. Kinder, respectively; and 30,823, 20,549, 15,411 and 15,411 shares of performance-based restricted stock to Mr. Lolmaugh, Ms. Lunan, Mr. Davis and Mr. Kinder, respectively. The number of restricted shares granted was determined using the 30-trading day average of the Company’s closing stock price preceding the grant date. The shares of restricted stock were granted pursuant to the 2021 Omnibus Plan. The risks of forfeiture for the time-based restricted stock will lapse in three equal annual installments based on continued service. The performance-based restricted stock will vest in three installments: 30% will vest on the day that the Company files its annual report for the year ended December 31, 2022; 30% will vest on the day that the Company files its annual report for the year ended December 31, 2023; and 40% will vest on the day that the Company files its annual report for the year ended December 31, 2024, in each case subject to (i) the employee remaining in continuous employment with the Company prior to and as of December 31 of the year preceding the applicable vesting date and (ii) further subject to the Company achieving 18%, 20%, and 21% of the profit metric, defined as pretax return on capital employed (“ROCE”) (as such results are reported in the Company’s annual report for the applicable year), for the years ended December 31, 2022, 2023, and 2024, respectively. We calculate pretax return on capital employed by taking income (loss) from operations divided by capital employed. Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, lease liability and non-interest bearing other long-term liabilities (where income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates, and balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates). To further align executive compensation with performance, two-thirds of the equity incentives for 2022 were based on achieving performance goals. The Compensation Committee determined the levels of equity grants after assessing individual executives’ performance, their role with, and contributions to, the Company, and market compensation data provided by the compensation consultant.

When evaluating the appropriate performance metric for long-term incentives awarded in 2022, the Compensation Committee noted that the short-term cash incentives remained tied to the achievement of further Adjusted EBITDA targets. The Compensation Committee determined to tie long-term equity incentives for 2022 to ROCE based on the Compensation Committee’s belief that this measure would be better suited for the long-term program. The Compensation Committee believes ROCE performance targets will require management to effectively manage both the profit and loss (P&L) and balance sheet in a manner that closely correlates incentives for management with shareholder expectations for financial performance over the long term. ROCE performance targets also align business decisions made throughout the Company with shareholder expectations that capital will be used effectively. While in the span of a year, the balance sheet tends to be relatively fixed (making EBITDA an appropriate measure for an annual incentive), over a longer period, a management team that deploys capital into low return investments could continue to increase EBITDA while undermining ROCE. As such, the Committee believes that over the long-term, ROCE more closely aligns the incentives for management with the interests of shareholders.

Retirement Savings. All our full-time employees, including our named executive officers, are eligible to participate in The Tile Shop 401(k) Retirement Plan. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $19,500 in 2021 (or $26,000 for employees over 50), and to have the amount of this reduction contributed to the 401(k) plan. In fiscal year 2021, we made a matching contribution of $0.50 for every $1.00 that each applicable employee contributed to the 401(k) plan, up to a maximum of 5% of such employee’s salary. Each year, this matching contribution vests as to 20% of the aggregate matching contributions for such employee, such that all past and future matching contributions will be vested after the employee has been employed by us for a period of five years.

Perquisites. From time-to-time, we have provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating, and retaining executive talent. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances and may consider providing additional perquisites in the future. There are no material perquisites to our named executive officers that are contractual obligations pursuant to written agreements. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee of the Board of Directors:

Peter J. Jacullo III, Chair

Mark J. Bonney

Deborah K. Glasser

Summary Compensation Table for Fiscal 2021

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2019 through December 31, 2021 by each of the named executive officers for each year in which each individual was a named executive officer. The positions listed are those held as of December 31, 2021.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Cabell Lolmaugh(3)	2021	400,962		—		317,212	—	491,245	14,033	(4)	1,223,452
Chief Executive Officer and	2020	335,417		—		91,716	—	147,734	5,083	(4)	579,950
President	2019	350,000		—		—	249,918	—	5,208	(4)	605,126
Nancy DiMattia(5)	2021	280,000		—		211,475	—	229,247	4,930	(6)	725,652
Senior Vice President and	2020	239,583		—		22,929	—	105,524	6,739	(6)	374,775
Chief Financial Officer	2019	79,166	(7)	30,000	(8)	100,001	—	—	37,302	(9)	246,469
Mark Davis(10)	2021	220,725		—		158,606	—	144,098	10,650	(13)	534,079
Vice President, Investor Relations, and	2020	176,593		—		11,465	—	61,555	4,415	(13)	254,028
Chief Accounting Officer	2019	182,290	(11)	44,245	(12)	140,002	—	—	5,663	(13)	372,200
Joseph Kinder(14)	2021	230,231		—		158,606	—	150,648	11,454	(16)	550,939
Senior Vice President, Supply Chain and Distribution	2020	208,917	(15)	—		45,858	—	73,613	5,223	(16)	333,611

(1)	The value of stock awards and options in this table represents the fair value of such awards granted or modified during the fiscal year, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). The assumptions used to determine the valuation of the awards are discussed in Note 10 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	Represents incentive compensation paid based on our achievement of further adjusted EBITDA and revenue financial goals. See “Non-Equity Incentive Plan Compensation” below for additional discussion.

(3)	Mr. Lolmaugh was appointed Chief Executive Officer and President on January 1, 2019. He previously served as our Senior Vice President and Chief Operating Officer from February 2018 through December 2018.

(4)	For fiscal year 2021, represents $6,731 of accrued vacation pay, pursuant to a policy change applicable to all Company employees providing for a one-time payout in January 2021 of up to 40 hours of accrued vacation, and $7,302 of employer 401(k) contributions. For fiscal year 2020 and 2019, represents employer 401(k) contributions.

(5)	Ms. DiMattia was appointed Senior Vice President and Chief Financial Officer on September 6, 2019.

(6)	Represents employer 401(k) contributions.

(7)	Includes base salary received by Ms. DiMattia for services as Senior Vice President and Chief Financial Officer from September 6, 2019 to December 31, 2019.

(8)	Represents a bonus awarded to Ms. DiMattia in 2020 for individual performance in 2019. This bonus was negotiated in connection with Ms. DiMattia becoming our employee and was payable if Ms. DiMattia’s performance during 2019 met Mr. Lolmaugh’s expectations. Mr. Lolmaugh determined Ms. DiMattia’s 2019 performance met such expectations.

(9)	Represents $36,000 received for consulting services rendered in 2019 prior to Ms. DiMattia becoming an employee and $1,302 of employer 401(k) contributions.

(10)	Mr. Davis was appointed Vice President, Investor Relations and Chief Accounting Officer on September 6, 2019.

(11)	Includes base salary received by Mr. Davis for services as Vice President, Investor Relations, and Chief Accounting Officer from September 6, 2019 to December 31, 2019 and base salary received by Mr. Davis for services as Controller from January 1, 2019 through September 5, 2019.

(12)	Represents a discretionary bonus awarded to Mr. Davis in 2019 related to services rendered in 2018.

(13)	For fiscal year 2021, represents $3,505 of accrued vacation pay, pursuant to a policy change applicable to all Company employees providing for a one-time payout in January 2021 of up to 40 hours of accrued vacation, and $7,145 of employer 401(k) contributions. For fiscal year 2020 and 2019, represents employer 401(k) contributions.

(14)	Mr. Kinder was not a named executive officer in 2019. He was appointed to his current position on July 21, 2020.

(15)	Includes base salary received by Mr. Kinder for services as Senior Vice President, Supply Chain and Distribution, from July 21, 2020 to December 31, 2020 following Mr. Kinder’s appointment to a named executive officer position, and base salary received by Mr. Kinder for services as Vice President, Purchasing and Chief Supply Chain Officer from January 1, 2020 to July 20, 2020.

(16)	For fiscal year 2021, represents $4,192 of accrued vacation pay, pursuant to a policy change applicable to all Company employees providing for a one-time payout in January 2021 of up to 40 hours of accrued vacation, and $7,262 of employer 401(k) contributions. For fiscal year 2020 and 2019, represents employer 401(k) contributions.

Grants of Plan-Based Awards for Fiscal 2021

The following table sets forth certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2021:

			Estimated future payouts under non-equity incentive plan awards ($)(1)			All other stock awards: Number of shares of		All other option awards: Number of securities	Exercise or base price	Grant date fair value of stock
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	stock or units (#)		underlying options (#)	of option awards ($/Sh)	and option awards ($)
Cabell Lolmaugh	3/15/2021	2/1/2021	—	—	—	15,214	(2)	—	—	105,737
	3/15/2021	2/1/2021	—	—	—	30,428	(3)	—	—	211,475
	N/A	N/A	—	300,000	600,000	—		—	—	—
Nancy DiMattia	3/15/2021	2/1/2021	—	—	—	10,143	(2)	—	—	70,494
	3/15/2021	2/1/2021	—	—	—	20,285	(3)	—	—	140,981
	N/A	N/A	—	140,000	280,000	—		—	—	—
Mark Davis	3/15/2021	2/1/2021	—	—	—	7,607	(2)	—	—	52,869
	3/15/2021	2/1/2021	—	—	—	15,214	(3)	—	—	105,737
	N/A	N/A	—	88,000	176,000	—		—	—	—
Joseph Kinder	3/15/2021	2/1/2021	—	—	—	7,607	(2)	—	—	52,869
	3/15/2021	2/1/2021	—	—	—	15,214	(3)	—	—	105,737
	N/A	N/A	—	92,000	184,000	—		—	—	—

(1)	The cash incentive compensation plan approved by the Compensation Committee in February 2021 included two separate performance targets. The first performance target was tied to the achievement of a revenue target and represents 25% of the cash incentive opportunity. Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia are each entitled to receive a partial incentive payment if the Company achieved at least 95% of the revenue performance target and can earn up to double the target incentive amount if the Company achieved 105% of the revenue performance target. The second performance target was tied to the achievement of a further Adjusted EBITDA target. The further Adjusted EBITDA target represents 75% of the cash incentive opportunity. Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia are each entitled to receive a partial incentive payment if the Company achieved at least 90% of the further Adjusted EBITDA performance target and can earn up to double the target incentive amount if the Company achieved 110% of the further Adjusted EBITDA performance target. Under the 2021 plan, Mr. Lolmaugh, Ms. DiMattia, Mr. Davis, and Mr. Kinder’s cash incentive targets represent 75%, 50%, 40%, and 40% of their base salaries, respectively.

(2)	Shares of time-based restricted stock granted in March 2021. The risks of forfeiture for the time-based restricted stock will lapse in three equal annual installments based on continued service.

(3)	Shares of performance-based restricted stock granted in March 2021. The performance-based restricted stock will vest in three installments: 30% will vest on the day that the Company files its annual report for the year ended December 31, 2021; 30% will vest on the day that the Company files its annual report for the year ended December 31, 2022; and 40% will vest on the day that the Company files its annual report for the year ended December 31, 2023, in each case subject to (i) the employee remaining in continuous employment with the Company prior to and as of December 31 of the year preceding the applicable vesting date and (ii) further subject to the Company achieving 14%, 16%, and 18% of the profit metric, defined as Adjusted EBITDA divided by sales (as such results are reported in the Company’s annual report for the applicable year), for the years ended December 31, 2021, 2022, and 2023, respectively.

Offer Letter Agreements

In February 2018, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Lolmaugh setting forth the terms and conditions of his employment as our Senior Vice President and Chief Operating Officer. Effective January 1, 2019, we updated Mr. Lolmaugh’s offer letter agreement to reflect his new title of Chief Executive Officer and President and to memorialize certain compensation changes related to his promotion. All other terms of his offer letter agreement remained unchanged.

In September 2019, as the result of arm’s length negotiations, we entered into offer letter agreements with Ms. DiMattia and Mr. Davis setting forth the terms and conditions of their employment as our Senior Vice President and Chief Financial Officer and our Vice President, Investor Relations, and Chief Accounting Officer, respectively.

In December 2021, we entered into the Release with Ms. DiMattia. Pursuant to the Release, Ms. DiMattia’s employment as our Senior Vice President and Chief Financial Officer terminated on January 3, 2022, and during the period from January 3, 2022 through March 31, 2022, Ms. DiMattia received cash compensation for advisory services to the Company in the amount of $11,667 per month, her previously granted equity awards continued to vest and she retained the opportunity to earn a cash incentive based on the achievement of the performance targets under the Company’s 2021 cash incentive plan.

In December 2021, as a result of arm’s length negotiations, we entered into an offer letter agreement with Ms. Lunan setting forth the terms and conditions of her employment as our Senior Vice President and Chief Financial Officer.

Pursuant to the offer letter agreement, Messrs. Lolmaugh and Davis and Ms. Lunan are entitled to receive severance benefits if their employment is terminated by us without severance cause at any time or if they resign for good reason (as such terms are defined in the offer letter agreements), subject to execution of a full release in our favor. In such an event, Messrs. Lolmaugh and Davis and Ms. Lunan are entitled to continued payment of their base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for them during the month immediately prior to termination. Upon a change of control (as such term is defined in the applicable Omnibus Plans), Messrs. Lolmaugh and Davis and Ms. Lunan are also entitled to full vesting acceleration with respect to any unvested stock options if they are not offered employment by the successor entity, or if they are terminated without cause (as defined in the 2012 Omnibus Award Plan, for Messrs. Lolmaugh and Davis, and the 2021 Omnibus Plan, for Ms. Lunan) or constructively terminated prior to the first anniversary of the change of control. Prior to her retirement, Ms. DiMattia would have been entitled to the same benefits as Messrs. Lolmaugh and Davis under her offer letter agreement if her employment had been terminated by the Company without severance cause, or if she had resigned for good reason, or if a change of control had occurred.

In October 2020, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Kinder setting forth the terms and conditions of his employment as our Senior Vice President, Supply Chain and Distribution. Pursuant to the offer letter agreement, Mr. Kinder is entitled to receive severance benefits of continued payment of his base salary for six months if his employment is terminated by us without severance cause or he resigns for good reason (as such terms are defined in his offer letter agreement) due to a change of control, subject to execution of a full release in our favor. Upon a change of control, Mr. Kinder is entitled to full vesting acceleration with respect to any unvested restricted stock if he is not offered employment by the successor entity, or if he is terminated without cause or constructively terminated prior to the first anniversary of the change of control.

As defined in the offer letter agreements, “severance cause” means (1) the employee’s willful misconduct in connection with employment or willful failure to perform responsibilities in the best interests of us, as determined by (i) the Board, for each of Messrs. Lolmaugh and Davis and Ms. Lunan, or (ii) the Company’s Chief Financial Officer, for Mr. Kinder; (2) conviction of, or plea of nolo contendere or guilty to, a felony other than an act involving a traffic related infraction; (3) any act of fraud, theft, embezzlement or other material dishonesty by the employee that harmed us; (4) intentional violation of a federal or state law or regulation applicable to our business, which violation was or is reasonably likely to be injurious to us; or (5) the employee’s repeated failure to perform his or her duties and obligations of his or her position with us, which failure is not cured within thirty (30) days after notice of such failure from (i) the Board, for each of Messrs. Lolmaugh and Davis and Ms. Lunan, or (ii) the Chief Financial Officer, for Mr. Kinder. “Good reason” exists if an employee resigns as a result of (1) a material reduction in annual base salary or job responsibility (but not the temporary base salary reduction in 2020 described above) or (2) the relocation of the employee’s principal office location to a facility or location located more than 50 miles from his or her current principal office location. The full definition of “severance cause” and “good reason” is set forth in the offer letter agreements.

For purposes of the Omnibus Plans, subject to exceptions set forth in the respective Omnibus Plans, a “change of control” generally includes (1) the acquisition of more than 50% of our common stock; (2) the incumbent Board ceasing to constitute a majority of the Board during any period of two consecutive years; (3) a merger, consolidation, reorganization or business combination, or a sale of substantially all our assets; and (4) shareholder approval of our complete liquidation or dissolution. “Cause,” as defined in the Omnibus Plans, generally means any act or omission the Compensation Committee determines constitutes cause for termination, including (1) a material violation of any of our policies, including the Code of Business Conduct and Ethics; (2) embezzlement from, or theft of, our property; (3) willful failure to perform, or gross negligence in the performance of, assigned duties; or (4) other intentional misconduct, whether related to employment or otherwise, which has, or could potentially have, a material adverse effect on our business. The full definition of “change of control” and “cause” is set forth in each of the Omnibus Plans.

In connection with their offer letter agreements, each of Messrs. Lolmaugh, Davis and Kinder and Ms. Lunan agreed not to compete, directly or indirectly, with us, and each of Messrs. Lolmaugh, Davis and Kinder and Ms. Lunan agreed not to solicit any of our employees or business contacts, during the term of their employment and for a period of one year thereafter.

Non-Equity Incentive Plan Compensation

In February 2021, the Compensation Committee approved specific performance targets and payout levels for executive officers for the cash performance awards for the 2021 fiscal year. Under the 2021 plan, Mr. Lolmaugh, Ms. DiMattia, Mr. Davis, and Mr. Kinder’s cash incentive targets represent 75%, 50%, 40%, and 40% of their base salaries, respectively. The cash incentive plan for 2021 includes two separate performance targets. The first performance target is tied to the achievement of a revenue target and represents 25% of the cash incentive opportunity. Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia are each entitled to receive a partial incentive payment if we achieve at least 95% of the revenue performance target and can earn up to double the target incentive amount if we achieve 105% of the revenue performance target. The second performance target is tied to the achievement of a further Adjusted EBITDA target. The further Adjusted EBITDA target represents 75% of the cash incentive opportunity. Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia are each entitled to receive a partial incentive payment if we achieve at least 90% of the further Adjusted EBITDA performance target and can earn up to double the target incentive amount if we achieve 110% of the further Adjusted EBITDA performance target. See below for a table setting forth the performance targets and payout levels under the plan:

		Percentage of budgeted further Adjusted EBITDA achieved*
		90	95	100	105	110
Percentage of	90	0.0%	37.5%	75.0%	112.5%	150.0%
budgeted	95	12.5%	50.0%	87.5%	125.0%	162.5%
Revenue	100	25.0%	62.5%	100.0%	137.5%	175.0%
achieved*	105	37.5%	75.0%	112.5%	150.0%	187.5%
	110	50.0%	87.5%	125.0%	162.5%	200.0%

* Payout levels for percentages between the listed ranges are proportionately adjusted.

In March 2022, the Compensation Committee approved a payout of 163.8% of the 2021 target cash incentive compensation to Messrs. Lolmaugh, Davis and Kinder and Ms. DiMattia based on Company performance measures.

Equity Grants

All restricted stock awards issued in fiscal year 2021 to named executive officers were issued pursuant to the 2012 Omnibus Award Plan. Pursuant to the 2012 Omnibus Award Plan, in the event of a change of control, any unvested equity awards may be accelerated at the sole discretion of the Compensation Committee. Beginning July 20, 2021, executive officers will be granted equity awards under the 2021 Omnibus Plan, which was approved by our shareholders at the 2021 Annual Meeting.

We have also provided for the acceleration of vesting of certain equity awards granted to Messrs. Lolmaugh, Davis and Kinder and Ms. Lunan in the event of our change of control pursuant to their offer letter agreements. Ms. DiMattia’s offer letter agreement contained a similar provision. In the event of a change of control, if they are terminated without cause or are otherwise constructively terminated prior to the first anniversary of the change of control, the vesting of such unvested awards will be accelerated in full immediately prior to such termination. We believe that these acceleration opportunities will further align the interests of our executives with those of our shareholders by providing our executives an opportunity to benefit alongside our shareholders in a corporate transaction.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2021

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of December 31, 2021:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)*
Cabell Lolmaugh	8/21/2012	2,750	—		10.00	8/21/2022	—		—	—		—
	7/14/2015	1,613	—		14.19	7/14/2022	—		—	—		—
	11/6/2017	26,900	—		8.50	11/6/2027	—		—	—		—
	2/22/2018	42,000	14,000	(1)	5.55	2/22/2028	—		—	—		—
	2/22/2018	—	—		—	—	5,625	(2)	40,106	—		—
	2/20/2019	48,533	48,534	(3)	6.26	2/20/2029	—		—	—		—
	3/16/2020	—	—		—	—	85,482	(4)	609,487	—		—
	3/15/2021	—	—		—	—	—		—	21,299	(5)	151,862
	3/15/2021	—	—		—	—	15,214	(6)	108,476	—		—
Nancy DiMattia	10/23/2019	—	—		—	—	28,736	(7)	204,888	—		—
	3/16/2020	—	—		—	—	21,370	(4)	152,368	—		—
	3/15/2021	—	—		—	—	—		—	14,199	(5)	101,239
	3/15/2021	—	—		—	—	10,143	(6)	72,320	—		—
Mark Davis	7/14/2015	2,737	—		14.19	7/14/2022	—		—	—		—
	11/6/2017	5,400	—		8.50	11/6/2027	—		—	—		—
	2/20/2019	—	—		—	—	3,195	(8)	22,780	—		—
	10/23/2019	—	—		—	—	28,736	(7)	204,888	—		—
	3/16/2020	—	—		—	—	10,685	(4)	76,184	—		—
	3/15/2021	—	—		—	—	—		—	10,649	(5)	75,927
	3/15/2021	—	—		—	—	7,607	(6)	54,238	—		—
Joseph Kinder	11/6/2017	26,900	—		8.50	11/6/2027	—		—	—		—
	7/20/2018	50,000	—		8.80	7/20/2028	—		—	—		—
	3/16/2020	—	—		—	—	42,741	(4)	245,048	—		—
	3/15/2021	—	—		—	—	—		—	10,649	(5)	75,927
	3/15/2021	—	—		—	—	7,607	(6)	54,238	—		—

*	Based on the closing stock price of our common stock of $7.13 on December 31, 2021, the last trading day of the 2021 fiscal year.

(1)	These options became exercisable on February 22, 2022.

(2)	The risks of forfeiture for these shares of restricted stock lapsed on February 22, 2022.

(3)	These options become exercisable in two equal annual installments beginning on February 20, 2022.

(4)	The risk of forfeiture for these shares of restricted stock will lapse in three equal annual installments beginning on March 16, 2022.

(5)	The shares of performance-based restricted stock granted on March 15, 2021 provide for vesting in three installments: 30% will vest on the day that the Company files its annual report for the year ended December 31, 2021; 30% will vest on the day that the Company files its annual report for the year ended December 31, 2022; and 40% will vest on the day that the Company files its annual report for the year ended December 31, 2023, in each case subject to (i) the employee remaining in continuous employment with the Company prior to and as of December 31 of the year preceding the applicable vesting date and (ii) further subject to the Company achieving 14%, 16%, and 18% of the profit metric, defined as Adjusted EBITDA divided by sales (as such results are reported in the Company’s annual report for the applicable year), for the years ended December 31, 2021, 2022, and 2023, respectively. Because the profit metric for fiscal 2021 was not achieved, 30% of the performance-based restricted stock units granted on March 15, 2021 were forfeited and are therefore not reported in this table. The remaining 70% of the performance-based restricted stock units granted on March 15, 2021 are reported in this table at the target level.

(6)	The risks of forfeiture for these shares of restricted stock will lapse in three equal annual installments beginning on March 15, 2022.

(7)	The risks of forfeiture for these shares of restricted stock will lapse in two equal annual installments beginning on October 23, 2022.

(8)	The risks of forfeiture for these shares of restricted stock will lapse in two equal installments beginning on February 20, 2022.

Option Exercises and Stock Vested for Fiscal 2021

The following named executive officers had restricted common stock vest during the fiscal year ended December 31, 2021. No named executive officer exercised stock options during the 2021 fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Cabell Lolmaugh	37,131	(1)	259,004
Nancy DiMattia	21,491	(2)	164,232
Mark Davis	19,528	(3)	149,763
Joseph Kinder	14,247	(4)	99,444

(1)	The 37,131 shares that vested during 2021 include 11,102 shares that were withheld to cover taxes and 26,029 that were issued to Mr. Lolmaugh.

(2)	The 21,491 shares that vested during 2021 include 6,084 shares that were withheld to cover taxes and 15,407 that were issued to Ms. DiMattia.

(3)	The 19,528 shares that vested during 2021 include 6,157 shares that were withheld to cover taxes and 13,371 that were issued to Mr. Davis.

(4)	The 14,247 shares that vested during 2021 include 4,317 shares that were withheld to cover taxes and 9,930 that were issued to Mr. Kinder.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during the fiscal year ended December 31, 2021.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was paid to or earned by the named executive officers during the fiscal year ended December 31, 2021.

Potential Payments Upon Termination or Change in Control

As discussed above in connection with each named executive officer’s offer letter agreement, Messrs. Lolmaugh and Davis are eligible to receive severance benefits, and prior to her retirement, Ms. DiMattia would have been retired to receive severance benefits, in the event that their employment is terminated by us without cause or by the employee for good reason, and Mr. Kinder is eligible to receive severance benefits in the event that his employment is terminated by us without cause or by him for good reason due to a change of control. Additionally, Messrs. Lolmaugh, Davis and Kinder are entitled to full vesting of certain outstanding equity awards, and prior to her retirement, Ms. DiMattia would have been entitled to such vesting, if, in the event of a change of control, they are not offered employment by the successor entity, or they are terminated without cause or are otherwise constructively terminated prior to the first anniversary of the change of control. Additional information regarding non-competition and non-solicitation provisions is disclosed above under “Offer Letter Agreements.”

The amounts payable by us to each of our named executive officers, assuming that each individual’s employment had terminated on December 31, 2021, under each scenario are as follows:

Name	In Connection with a Change in Control ($)		By Company Not for Cause ($)		By NEO for Good Reason ($)
Cabell Lolmaugh	376,452	(1)	203,524	(3)	203,524	(3)
Nancy DiMattia	141,806	(1)	141,806	(3)	141,806	(3)
Mark Davis	111,806	(1)	111,806	(3)	111,806	(3)
Joseph Kinder	586,671	(2)	—		—

(1)	Represents full vesting of all outstanding stock options to purchase common stock, based on the closing stock price of our common stock of $7.13 on December 31, 2021, the last trading day of the 2021 fiscal year, and the continued payment of six-months base salary and an additional payment in an amount equal to six times our contribution for the monthly health insurance premium for them during the month immediately prior to termination. Continued payment of base salary for a six-month period would have resulted in payments of $200,000, $140,000 and $110,000 to Mr. Lolmaugh, Ms. DiMattia and Mr. Davis, respectively, as of December 31, 2021. The payment equal to six months of the Company’s contribution for monthly health insurance premiums would have resulted in payments of $3,524 to Mr. Lolmaugh and $1,806 to each of Ms. DiMattia and Mr. Davis.

(2)	Represents continued payment of six-months base salary of $115,000 and a payment equal to six months of the Company’s contribution for monthly health insurance premiums of $4,214, which Mr. Kinder is eligible to receive in the event his employment is terminated by us without severance cause or by him for good reason due to a change of control. Additionally, this amount includes the lapse of the risks of forfeiture on all outstanding shares of restricted stock, equal to $467,457, based on the closing stock price of our common stock of $7.13 on December 31, 2021, the last trading day of the 2021 fiscal year, which Mr. Kinder is eligible to receive in the event of a change of control, as described above.

(3)	Represents continued payment of six-months base salary and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for them during the month immediately prior to termination. Continued payment of base salary for a six-month period would have resulted in payments of $200,000, $140,000 and $110,000 to Mr. Lolmaugh, Ms. DiMattia and Mr. Davis, respectively, as of December 31, 2021. The payment equal to six months of the Company’s contribution for monthly health insurance premiums would have resulted in payments of $3,524 to Mr. Lolmaugh and $1,806 for each of Ms. DiMattia and Mr. Davis.

PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Mr. Lolmaugh, who served as our Chief Executive Officer during fiscal year 2021. The pay ratio included below is a reasonable estimate calculated in a manner consistent with the regulations.

For 2021, our last completed fiscal year:

•	the median of the annual total compensation of all our employees (other than Mr. Lolmaugh) was $51,408; and

•	the annual total compensation of Mr. Lolmaugh, as reported in the above Summary Compensation Table, was $1,223,400.

Based on this information, for fiscal year 2021 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 23.80 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we did the following:

Employee Count. We determined that, as of December 15, 2021, our employee population consisted of approximately 1,351 individuals all located in the United States. We selected December 15, 2021, which is within the last three months of 2021, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner. We have excluded one individual located in China from the pay ratio calculation pursuant to the de minimis exemption, as our employee population in China is less than 1% of our total employee population.

Median Employee. To identify the median employee from our employee population, we compared the amount of salary, wages, tips and overtime pay of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2021 (less severance and settlement earnings). In making this determination, we annualized the compensation of any full-time employees who were hired in 2021 and were working for us on December 15, 2021, but did not work for us the entire fiscal year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our included employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the median employee.

Median Employee Total Compensation. Once we identified our median employee, we combined all the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $51,408. The difference between such employee’s salary, wages, tips and overtime pay and the employee’s annual total compensation represents the value of our matching contributions to participants in The Tile Shop 401(k) Retirement Plan (estimated at $1,870).

Chief Executive Officer Total Compensation. Mr. Lolmaugh had annual total compensation of $1,223,400 as disclosed in the “Summary Compensation Table”.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual fee of $100,000 and the chairperson of our Board receives an additional annual fee of $75,000. The chairperson of the Audit Committee receives an additional annual fee of $40,000 and the chairperson of each of the Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual fee of $15,000. Cash compensation is payable quarterly. Non-employee directors may elect to have 50% or 100% of their annual compensation paid in the form of restricted stock. The annual period for director compensation runs based on the date of the Annual Meeting of Shareholders each year.

In July 2020, Messrs. Kamin and Jacullo and Ms. Glasser elected to receive compensation fully in the form of restricted stock. Mr. Bonney and Ms. Solheid elected to receive compensation as one-half restricted stock and one-half cash compensation, payable quarterly. The number of shares of our restricted stock granted was equal to the quotient obtained by dividing (i) the amount of the annual fee payable to such non-employee director in the form of restricted stock, as set forth above, by (ii) the average closing price on the Pink Tier of the OTC Markets of our common stock over the 30 trading days immediately preceding the date of grant. Messrs. Kamin and Jacullo and Ms. Glasser received 107,849, 71,900 and 71,900 shares of restricted stock, respectively. Mr. Bonney and Ms. Solheid received 43,140 and 35,950 shares of restricted stock, respectively. The risk of forfeiture for the restricted stock lapsed in July 2021.

In July 2021, Messrs. Kamin, Jacullo and Bonney and Ms. Glasser elected to receive compensation fully in the form of restricted stock. Ms. Solheid elected to receive compensation as one-half restricted stock and one-half cash compensation, payable quarterly. The number of shares of our restricted stock granted was equal to the quotient obtained by dividing (i) the amount of the annual fee payable to such non-employee director in the form of restricted stock, as set forth above, by (ii) the average closing price on the applicable trading market of our common stock over the 30 trading days immediately preceding the date of grant. Messrs. Kamin, Jacullo, Bonney and Ms. Glasser received 23,918, 14,477, 17,624 and 12,589 shares of restricted stock, respectively. Ms. Solheid received 6,295 shares of restricted stock. The risk of forfeiture of these shares or restricted stock will lapse on the date of the Annual Meeting, as the earlier of the date of this Annual Meeting or July 20, 2022, contingent upon the applicable non-employee director’s continued service on our Board.

Director Compensation Table for Fiscal 2021

The following table summarizes the compensation paid to each non-employee director who served during the fiscal year ended December 31, 2021. Mr. Lolmaugh does not receive any separate compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Peter H. Kamin	—		175,080	—	175,080
Mark J. Bonney	—		129,008	—	129,008
Deborah K. Glasser	—		92,151	—	92,151
Peter J. Jacullo III	—		105,972	—	105,972
Linda Solheid	50,000	(3)	46,079	—	96,079

(1)	The table reflects the grant date fair value, as computed in accordance with Topic 718, of the director restricted share awards granted or modified in fiscal year 2021. The assumptions used to determine the valuation of the awards are discussed in Note 10 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	The aggregate number of shares of restricted stock held by each of the directors listed in the table above as of December 31, 2021 was as follows: Mr. Kamin, 23,918; Mr. Bonney, 17,624; Ms. Glasser, 12,589; Mr. Jacullo, 14,477; and Ms. Solheid, 6,295. These shares of restricted stock were granted on July 20, 2021. The risks of forfeiture for these restricted shares will generally lapse in full on the date of the Annual Meeting, as the earlier of the date of this Annual Meeting or July 20, 2022, contingent upon the applicable non-employee director’s continued service on our Board.

(3)	Represents payments of $50,000 payable to Ms. Solheid for the period from January 1, 2021 to December 31, 2021 due to the election to receive in cash one-half of director compensation for the prior and current service periods.

Standstill Agreements

On January 10, 2020, our then-serving directors delivered director standstill commitments (as to purchases of shares of our common stock) to us, as described in our Current Report on Form 8-K filed with the SEC on January 13, 2020, which extended until the later of (i) two years and (ii) the date upon which the director’s service as a member of the Board ends. Messrs. Jacullo and Kamin agreed to extend their standstill commitments until at least June 1, 2023 pursuant to the Stipulation.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents our equity compensation plan information as of December 31, 2021:

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	905,945	(1)	10.96	4,475,380	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total	905,945		10.96	4,475,380

(1)	Represents shares of common stock to be issued upon exercise of outstanding options to purchase common stock granted pursuant to our Omnibus Plans as of December 31, 2021.

(2)	All shares available for future issuance are under the 2021 Omnibus Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described below, since the beginning of our 2021 fiscal year, there have been no transactions, or series of transactions, to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing, as defined in Item 404 of Regulation S-K of the Exchange Act and interpreted by the SEC in related guidance (individually, a “related person” and, collectively, the “related persons”), had or will have a direct or indirect material interest.

On July 9, 2018, Fumitake Nishi, a former Company employee and the brother-in-law of Robert A. Rucker, the Company’s former Interim Chief Executive Officer and President, former member of the Board, and former holder of more than 5% of the Company’s common stock, informed the Company he had reacquired a majority of the equity of one of its key vendors, Nanyang Helin Stone Co. Ltd (“Nanyang”). Mr. Nishi also has an ownership interest in Tilestyling Co. Ltd (“Tile Style”), a vendor from which the Company started acquiring product in 2020. Nanyang and Tile Style supply the Company with natural stone products, including hand-crafted mosaics, listellos and other accessories. The Company paid $9.3 million to Nanyang and $3.5 million to Tile Style in connection with purchases made during the year ended December 31, 2021. As of December 31, 2021, there were no amounts payable due to Nanyang or to Tile Style. Mr. Nishi’s employment with the Company was terminated on January 1, 2014 as a result of several violations of the Company’s code of business conduct and ethics policy. Certain of those violations involved his undisclosed ownership of Nanyang at that time.

Management and the Audit Committee have evaluated these relationships and determined that it would be in the Company’s best interests to continue purchasing products from Nanyang and Tile Style. The Company believes Nanyang and Tile Style each provide an important combination of quality, product availability and pricing, and relying solely on other vendors to supply similar product to the Company would not be in the Company’s best interests.

Compensation arrangements with our named executive officers and directors are described elsewhere in this proxy statement. There are no family relationships among any of our directors or executive officers. From time to time, we employ related persons and other family members of our officers and directors. Consistent with the policy described below, all such employment arrangements involving amounts exceeding $50,000 are reviewed by the Audit Committee. We may also sell products to related persons and related persons may purchase products or services from our suppliers for individual use. If such arrangements fall within the terms of the policy described below, they will also be reviewed by the Audit Committee.

Policies and Procedures for Related Person Transactions

Our Board has in place a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our Audit Committee and covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. Our Board determined to set the threshold for approval of related person transactions in the policy at an amount lower than that which may be required to be disclosed under the SEC rules and regulations because we believe that it is appropriate for our Audit Committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this policy, our Audit Committee will consider (a) the relevant facts and circumstances of the related person transaction, including if the related person transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third-party, (b) the extent of the related person’s interest in the related person transaction, (c) whether the related person transaction contravenes the conflict of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, (d) the input of the Chief Financial Officer following due consultation, (e) whether the relationship underlying the related person transaction at issue is believed to serve the best interest of us and our shareholders, and (f) the effect that a director’s related person transaction may have on such director’s status as an independent member of the Board and eligibility to serve on committees of the Board pursuant to SEC rules and Nasdaq listing standards.

Each related person will present to our Audit Committee each proposed related person transaction to which such related person is a party, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Related party transactions do not include: (i) the payment of compensation by us to our executive officers or directors; (ii) indebtedness due from a related person for transactions in the ordinary course; (iii) a transaction in which the interest of the related person arises solely from ownership of a class of our securities where all holders of that class of securities receive the same benefit, on a pro-rata basis, from the transaction; or (iv) a transaction in which the rates or charges involved are determined by competitive bids. Additionally, certain types of transactions have been pre-approved by our Audit Committee under the policy as not involving a material interest. These pre-approved transactions include transactions in the ordinary course of business where the related party’s interest arises only: (i) from his or her position as a director of another entity that is party to the transaction; (ii) from an equity interest of less than 5% in another entity that is party to the transaction (other than a partnership); or (iii) from a limited partnership interest of less than 5%, subject to certain limitations. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 25, 2022, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of April 25, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of April 25, 2022, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group in which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership on 52,105,560 shares of our common stock outstanding on April 25, 2022.

Unless otherwise noted below, the address for each of the shareholders in the table below is c/o Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota 55441.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
5% Shareholders:
Peter J. Jacullo III, Director(1)(13)	8,370,879	16.1%
Peter H. Kamin, Chairman of the Board(2)(13)	6,872,802	13.2%
Cannell Capital LLC(3)	3,147,164	6.0%
Savitr Capital LLC(4)	2,770,535	5.3%

Named Executive Officers and Directors (not otherwise included above):
Cabell Lolmaugh, Chief Executive Officer, President and Director(5)(13)	360,815	*
Mark B. Davis, Vice President, Investor Relations, and Chief Accounting Officer(6)	125,634	*
Joseph Kinder, Senior Vice President, Supply Chain and Distribution(7)	166,908	*
Nancy DiMattia, Former Senior Vice President and Chief Financial Officer(8)	33,162	*
Mark J. Bonney, Director(9)	60,764	*
Deborah K. Glasser, Director(10)	101,444	*
Linda Solheid, Director(11)	45,305	*
All Current Executive Officers and Directors as a Group (9 persons)(12)	16,135,374	30.8%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Based on a Schedule 13D/A filed with the SEC on January 4, 2022 by JWTS, Inc. (“JWTS”), Peter J. Jacullo III, and the Katherine D. Jacullo Children’s 1993 Irrevocable Trust (the “Jacullo Trust”) and a Form 4 filed by Mr. Jacullo with the SEC on December 16, 2021. JWTS directly holds 3,191,180 shares of common stock and has sole voting and dispositive power with respect to such shares. Mr. Jacullo is the President and sole member of the board of directors of JWTS, holds sole voting and dispositive power over the securities held by JWTS, and may be deemed to beneficially own the securities held by JWTS. The Jacullo Trust directly holds 4,706,489 shares of common stock and has sole voting and dispositive power with respect to such shares. Mr. Jacullo is a co-trustee of the Jacullo Trust, holds shared voting and dispositive power over the securities held by the Jacullo Trust, and may be deemed to beneficially own the securities held by the Jacullo Trust. Mr. Jacullo disclaims beneficial ownership of the shares of common stock held by the Jacullo Trust, except to the extent of his pecuniary interest therein. Mr. Jacullo directly holds 473,210 shares of common stock over which he has sole voting and dispositive power, including 14,477 shares of unvested restricted common stock, which will vest on the date of the Annual Meeting.

(2)	Based on a Schedule 13D/A filed with the SEC on January 14, 2020 by Peter H. Kamin and a Form 4 filed by Mr. Kamin with the SEC on July 21, 2021. Includes (i) 1,694,608 shares of common stock held by the Peter H. Kamin Revocable Trust dated February 2003, of which Peter H. Kamin is the trustee; (ii) 1,033,562 shares of common stock held by the Peter H. Kamin Childrens Trust dated March 1997, of which Mr. Kamin is the trustee; (iii) 97,453 shares of common stock held by the Peter H. Kamin Family Foundation, of which Mr. Kamin is the trustee; (iv) 328,711 shares of common stock held by the Peter H. Kamin GST Trust, of which Mr. Kamin is the trustee; (v) 333,307 shares of common stock held by 3K Limited Partnership, of which Mr. Kamin is the general partner; and (vi) 3,385,161 shares of common stock directly held by Mr. Kamin, including 23,918 shares of unvested restricted common stock, which will vest on the date of the Annual Meeting. Mr. Kamin has sole voting and dispositive power over all such shares.

(3)	Based on a Schedule 13D filed with the SEC on February 3, 2021 by Cannell Capital LLC and J. Carlo Cannell. Cannell Capital LLC acts as the investment adviser to Tonga Partners, L.P., Tristan Partners, L.P. and Tristan Offshore Fund, Ltd. (the “Funds”) and as investment advisor to various separately managed accounts (collectively with the Funds, the “Investment Vehicles”). Mr. Cannell is the sole managing member of Cannell Capital LLC and investment adviser to the Investment Vehicles. As such, Cannell Capital LLC and Mr. Cannell may be deemed to beneficially own the 3,147,164 shares of common stock held directly by the Investment Vehicles and have sole voting and dispositive power over such shares. The business address of the reporting persons is 245 Meriwether Circle, Alta, Wyoming 83414.

(4)	Based on a Schedule 13G filed with the SEC on January 28, 2020 by Savitr Capital LLC (“Savitr”), Savitr holds shared voting and dispositive power over 2,770,535 shares of common stock. The business address of Savitr is 600 Montgomery Street, 47th Floor, San Francisco, California 94111.

(5)	Includes 134,668 shares of unvested restricted common stock held by Mr. Lolmaugh and options to purchase 160,063 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 25, 2022.

(6)	Includes 76,296 shares of unvested restricted common stock held by Mr. Davis and options to purchase 8,137 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 25, 2022, as well as 2,360 shares of common stock held by three minor children (820 shares, 775 shares, and 765 shares, respectively).

(7)	Includes 67,333 shares of unvested restricted common stock held by Mr. Kinder and options to purchase 76,900 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 25, 2022, as well as 1,100 shares of common stock directly owned by Mr. Kinder’s spouse.

(8)	Ms. DiMattia, a former executive officer who is listed in the Summary Compensation Table, previously served as Senior Vice President and Chief Financial Officer, until January 2022. The number of shares is based on the Company’s records as of April 25, 2022 and does not include restricted shares that were not vested as of March 31, 2022, which were forfeited in accordance with the applicable award agreement.

(9)	Includes 17,624 shares of unvested restricted stock held by Mr. Bonney, which will vest on the date of the Annual Meeting.

(10)	Includes 12,589 shares of unvested restricted stock held by Ms. Glasser, which will vest on the date of the Annual Meeting, 9,037 shares of common stock held in a joint account with Ms. Glasser’s spouse and 3,118 shares of common stock directly owned by Ms. Glasser’s spouse.

(11)	Includes 6,295 shares of unvested restricted stock held by Ms. Solheid, which will vest on the date of the Annual Meeting.

(12)	Includes 384,023 shares of unvested restricted common stock (of which 74,903 will vest on the date of the Annual Meeting) and options to purchase 245,100 shares of common stock that are currently exercisable or will become exercisable within 60 days of April 25, 2022. This group includes all current directors and executive officers, including Ms. Lunan, who was appointed our Senior Vice President, Chief Financial Officer and Secretary in January 2022.

(13)	On January 10, 2020, the then-serving directors delivered Director Standstill Commitments to us, as described under “Director Compensation— Standstill Agreements.”

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on a review of the copies of such reports and representations that no other reports were required, we believe that all Section 16 filing requirements applicable to our executive officers, directors and greater than 10% shareholders were complied with during the fiscal year ended December 31, 2021.

FORM 10-K INFORMATION

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (without exhibits) accompanies this notice of meeting and proxy statement. No part of the Annual Report is incorporated herein and no part thereof is to be considered proxy soliciting material. We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, any exhibit described in the list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to our furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441.

OTHER MATTERS

The Board and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the Annual Meeting or any adjournment of the Annual Meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By Order of the Board of Directors

Cabell H. Lolmaugh

Chief Executive Officer, President and Director

Plymouth, Minnesota

April 26, 2022

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. D68137-P69232 !!! For All Withhold All For All Except For Against Abstain !! ! !! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. TILE SHOP HOLDINGS, INC. 14000 CARLSON PARKWAY PLYMOUTH, MN 55441 Nominees: 01) Peter J. Jacullo III 02) Cabell H. Lolmaugh 3. To approve, on a non-binding advisory basis, named executive officer compensation. 2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022. 1. Election of Directors TILE SHOP HOLDINGS, INC. The Board of Directors recommends you vote FOR ALL of the following nominees: The Board of Directors recommends you vote FOR proposals 2 and 3. NOTE: Proposal 1 is to elect Messrs. Jacullo and Lolmaugh to serve as Class I directors to hold office until the 2025 Annual Meeting of Stockholders. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TTSH2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 13, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE Z

D68138-P69232 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. TILE SHOP HOLDINGS, INC. Annual Meeting of Stockholders June 14, 2022 10:00 AM (Central Time) This proxy is solicited by the Board of Directors The undersigned hereby appoints Cabell H. Lolmaugh and Peter H. Kamin, and each of them individually, as attorneys and proxies of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Tile Shop Holdings, Inc., a Delaware corporation, held of record by the undersigned as of April 25, 2022 with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held online on June 14, 2022, at 10:00 AM (Central Time) and any adjournment or postponement thereof, as fully and with the same force and effect as the undersigned might or could so act if present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side